Execution Version

EMPIRE STATE REALTY OP, L.P.
EMPIRE STATE REALTY TRUST, INC.
$130,000,000 5.99% Series M Senior Notes due July 15, 2032

_______________
NOTE PURCHASE AGREEMENT
_______________
Dated April 15, 2026

TABLE OF CONTENTS
Page
SECTION 2.    SALE AND PURCHASE OF NOTES    1
SECTION 3.    CLOSING    1
SECTION 4.    CONDITIONS TO CLOSING    2
Section 4.1    Representations and Warranties    2
Section 4.2    Performance; No Default    2
Section 4.3    Compliance Certificates    2
Section 4.4    Opinions of Counsel    3
Section 4.5    Purchase Permitted By Applicable Law, Etc    3
Section 4.6    Sale of Other Notes    3
Section 4.7    Guaranty Agreement    3
Section 4.8    Payment of Special Counsel Fees    3
Section 4.9    Private Placement Number    3
Section 4.10    Changes in Structure    4
Section 4.11    Funding Instructions    4
Section 4.12    No Material Adverse Effect    4
Section 4.13    Offeree Letter    4
Section 4.14    Debt Rating    4
Section 4.15    Proceedings and Documents    4
SECTION 5.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND PARENT    5
Section 5.1    Organization; Power and Authority    5
Section 5.2    Authorization, Etc    5
Section 5.3    Disclosure    5
Section 5.4    Organization and Ownership of Shares of Subsidiaries; Affiliates    6
Section 5.5    Financial Statements; Material Liabilities    6
Section 5.6    Compliance with Laws, Other Instruments, Etc    7
Section 5.7    Governmental Authorizations, Etc    7
Section 5.8    Litigation; Observance of Agreements, Statutes and Orders    7
Section 5.9    Taxes    8
Section 5.10    Title to Property; Leases    8
Section 5.11    Licenses, Permits, Etc    8
Section 5.12    Compliance with ERISA    8
Section 5.13    Private Offering by the Company    9
Section 5.14    Use of Proceeds; Margin Regulations    10
Section 5.15    Existing Indebtedness; Future Liens    11
Section 5.16    Foreign Assets Control Regulations, Etc    11
Section 5.17    Status under Certain Statutes    12
Section 5.18    Environmental Matters    12
Section 5.19    Insurance    13
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Section 5.20    Solvency    13
Section 5.21    Casualty, Etc    13
Section 5.22    Unencumbered Properties    13
Section 5.23    Subsidiary Guarantors    13
Section 5.24    REIT Status    14
SECTION 6.    REPRESENTATIONS OF THE PURCHASERS    14
Section 6.1    Purchase for Investment    14
Section 6.2    Source of Funds    14
SECTION 7.    INFORMATION AS TO PARENT AND COMPANY    16
Section 7.1    Financial and Business Information    16
Section 7.2    Officer’s Certificate    22
Section 7.3    Visitation    23
Section 7.4    Electronic Delivery    23
SECTION 8.    PAYMENT AND PREPAYMENT OF THE NOTES    24
Section 8.1    Maturity    24
Section 8.2    Optional Prepayments with Make-Whole Amount    24
Section 8.3    Allocation of Partial Prepayments    25
Section 8.4    Maturity; Surrender, Etc    25
Section 8.5    Purchase of Notes    25
Section 8.6    Make-Whole Amount    25
Section 8.7    Payments Due on Non-Business Days    27
SECTION 9.    AFFIRMATIVE COVENANTS    27
Section 9.1    Compliance with Laws    27
Section 9.2    Insurance    27
Section 9.3    Maintenance of Properties    28
Section 9.4    Payment of Taxes and Obligations    28
Section 9.5    Preservation of Existence, Etc    28
Section 9.6    Books and Records    28
Section 9.7    Additional Guarantors    28
Section 9.8    Additional Unencumbered Properties    30
Section 9.9    Compliance with Environmental Laws    31
Section 9.10    Maintenance of REIT Status; New York Stock Exchange or NASDAQ Listing    32
Section 9.11    Further Assurances    32
Section 9.12    Rating on the Notes    32
SECTION 10.    NEGATIVE COVENANTS    32
Section 10.1    Liens    32
Section 10.2    Investments    33
Section 10.3    Indebtedness    33
Section 10.4    Minimum Property Condition    33
Section 10.5    Fundamental Changes; Dispositions    33
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Section 10.6    Restricted Payments    35
Section 10.7    Change in Nature of Business    36
Section 10.8    Transactions with Affiliates    36
Section 10.9    Burdensome Agreements    37
Section 10.10    Use of the Proceeds    37
Section 10.11    Financial Covenants    38
Section 10.12    Accounting Changes    42
Section 10.13    Amendments, Waivers and Terminations of Organization Documents    42
Section 10.14    Parent Covenants    42
Section 10.15    Economic Sanctions, Etc    43
SECTION 11.    EVENTS OF DEFAULT    43
SECTION 12.    REMEDIES ON DEFAULT, ETC    46
Section 12.1    Acceleration    46
Section 12.2    Other Remedies    46
Section 12.3    Rescission    47
Section 12.4    No Waivers or Election of Remedies, Expenses, Etc    47
SECTION 13.    REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES    47
Section 13.1    Registration of Notes    47
Section 13.2    Transfer and Exchange of Notes    48
Section 13.3    Replacement of Notes    48
SECTION 14.    PAYMENTS ON NOTES    48
Section 14.1    Place of Payment    48
Section 14.2    Payment by Wire Transfer    49
Section 14.3    Tax Indemnification; Evidence of Exemption from U.S. Withholding Tax    49
SECTION 15.    EXPENSES, ETC    51
Section 15.1    Transaction Expenses    51
Section 15.2    Survival    52
SECTION 16.    SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT    52
SECTION 17.    AMENDMENT AND WAIVER    53
Section 17.1    Requirements    53
Section 17.2    Solicitation of Holders of Notes    53
Section 17.3    Binding Effect, Etc    54
Section 17.4    Notes Held by Company, Etc    54
SECTION 18.    NOTICES    54
SECTION 19.    REPRODUCTION OF DOCUMENTS    55
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SECTION 20.    CONFIDENTIAL INFORMATION    56
SECTION 21.    SUBSTITUTION OF PURCHASER    57
SECTION 22.    MISCELLANEOUS    57
Section 22.1    Successors and Assigns    57
Section 22.2    Accounting Terms    57
Section 22.3    Severability    58
Section 22.4    Construction, Etc    58
Section 22.5    Counterparts; Electronic Contracting    58
Section 22.6    Governing Law    59
Section 22.7    Jurisdiction and Process; Waiver of Jury Trial    59
Section 22.8    Recourse to Credit Parties    60

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TABLE OF CONTENTS
(continued)

Schedule A	—	Defined Terms
Schedule 1-	—	Form of 5.99% Series M Senior Note Due July 15, 2032
Schedule 2	—	Unencumbered Eligible Property
Schedule 4.4(a)	—	Matters to be Covered in Opinion of Special Counsel to the Credit Parties
Schedule 4.7	—	Form of Guaranty Agreement
Schedule 5.3	—	Disclosure Materials
Schedule 5.4	—	Subsidiaries of the Parent and Ownership of Subsidiary Stock
Schedule 5.5	—	Financial Statements
Schedule 5.15	—	Existing Indebtedness
Schedule 7.2	—	Form of Compliance Certificate
Schedule B	—	Information Relating to Purchasers

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EMPIRE STATE REALTY OP, L.P.
EMPIRE STATE REALTY TRUST, INC.
c/o Empire State Realty Trust, Inc.
111 West 33rd Street, 12th Floor
New York, New York 10120
$130,000,000 5.99% Series M Senior Notes due July 15, 2032

April 15, 2026
To EACH OF THE PURCHASERS LISTED IN
SCHEDULE B HERETO:
Ladies and Gentlemen:
EMPIRE STATE REALTY OP, L.P., a Delaware limited partnership (the “Company”), and EMPIRE STATE REALTY TRUST, INC., a Maryland corporation (the “Parent”), agree with each of the Purchasers as follows:
SECTION 1.AUTHORIZATION OF NOTES.
The Company will authorize the issue and sale of $130,000,000 in aggregate principal amount of its 5.99% Series M Senior Notes due July 15, 2032 (as amended, restated, supplemented or otherwise modified from time to time pursuant to Section 17 and including any such notes issued in substitution, replacement or exchange therefor pursuant to Section 13, the “Notes”). The Notes shall be substantially in the form set out in Schedule 1. Certain capitalized and other terms used in this Agreement are defined in Schedule A. References to a “Schedule” are references to a Schedule attached to this Agreement unless otherwise specified. References to a “Section” are references to a Section of this Agreement unless otherwise specified.
SECTION 2.SALE AND PURCHASE OF NOTES.
Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount specified opposite or below such Purchaser’s name in Schedule B at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.
SECTION 3.CLOSING.
The sale and purchase of the Notes to be purchased by each Purchaser shall occur not later than 1:00 p.m. New York time at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York 10178-0060, at a closing (the “Closing”) on July 15, 2026 or on such later Business Day as may be mutually agreed upon by the Company and the Purchasers. At the Closing, the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least $100,000 as such Purchaser may request), dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company in accordance with the wire instructions set forth in the Funding Instruction Letter delivered by the Company in connection with the Closing. If at the Closing the Company shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of any of the conditions specified in Section 4 not having been fulfilled to such Purchaser’s satisfaction or such failure by the Company to tender such Notes.
SECTION 4.CONDITIONS TO CLOSING.
Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:
Section 4.1Representations and Warranties. The representations and warranties of each Credit Party in the Financing Documents to which such Credit Party is a party shall be correct when made and at the time of the Closing (except to the extent of changes caused by the transactions herein contemplated).
Section 4.2Performance; No Default. Each Credit Party shall have performed and complied with all agreements and conditions contained in the Financing Documents to which such Credit Party is a party, in each case, as required to be performed or complied with by such Credit Party prior to or at the Closing and from the date of this Agreement to the date of Closing, assuming that Sections 9 (other than Sections 9.7 and 9.12) and 10 had applied from the date of this Agreement. From the date of this Agreement until the date of the Closing, before and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14), (a) no Default or Event of Default shall have occurred and be continuing, and (b) no Change of Control shall have occurred since the date of this Agreement. No Credit Party nor any Subsidiary shall have entered into any transaction since December 31, 2025 that would have been prohibited by Section 10 had such Section applied since such date.
Section 4.3Compliance Certificates.
(a)Officer’s Certificate. The Parent shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.10 have been fulfilled.

(b)Secretary’s Certificates. Each Credit Party shall have delivered to such Purchaser a certificate of the Parent’s Secretary or Assistant Secretary, with the Parent signing on behalf of such Credit Party (if applicable), dated the date of the Closing, certifying as to (i) the resolutions attached thereto and other organizational proceedings relating to the authorization, execution and delivery of the Financing Documents to which such Credit Party is a party and (ii) such Credit Party’s organizational documents as then in effect. The certificates provided under this Section 4.3(b) may be combined and delivered as one or more certificates.
Section 4.4Opinions of Counsel. Such Purchaser shall have received opinions in form and substance reasonably satisfactory to such Purchaser, dated the date of the Closing (a) from (i) King & Spalding LLP, counsel for the Credit Parties, and (ii) Venable LLP, local Maryland counsel for the Parent, in each case covering the matters set forth in Schedule 4.4(a) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company and the Parent hereby instruct their counsel to deliver such opinions to the Purchasers), and (b) from Morgan, Lewis & Bockius LLP in connection with such transactions and covering matters incident to such transactions as such Purchaser may reasonably request.
Section 4.5Purchase Permitted By Applicable Law, Etc. On the date of the Closing, such Purchaser’s purchase of the Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate of the Parent certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.
Section 4.6Sale of Other Notes. Contemporaneously with the Closing, the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at the Closing as specified in Schedule B.
Section 4.7Guaranty Agreement. Each Subsidiary of the Parent (other than the Company) which on or before the date of the Closing has delivered a Guarantee pursuant to or is a borrower or co-borrower under any Material Credit Facility shall have duly executed and delivered to each Purchaser a Guaranty Agreement dated as of the date of the Closing in substantially the form of Schedule 4.7 hereto (the “Guaranty Agreement”).
Section 4.8Payment of Special Counsel Fees. Without limiting Section 15.1, the Company shall have paid on or before the date of the Closing the reasonable and documented fees, charges and disbursements of the special counsel referred to in Section 4.4(b) to the extent reflected in a statement of such counsel rendered to the Company at least one (1) Business Day prior to the date of the Closing.
Section 4.9Private Placement Number. A Private Placement Number issued by the PPN CUSIP UNIT of CUSIP Global Services (in cooperation with the SVO) shall have been obtained for the Notes.
Section 4.10Changes in Structure. No Credit Party shall have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.
Section 4.11Funding Instructions. At least three (3) Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company (a “Funding Instruction Letter”) setting forth the instructions for the delivery of the purchase price of the Notes, including (a) the name and address of the transferee bank, (b) such transferee bank’s ABA number, (c) the account name and number into which the purchase price for the Notes is to be deposited, which account shall be fully open and able to receive micro deposits in accordance with this Section at least three (3) Business Days prior to the date of the Closing and (d) the name, telephone number and email address of a contact at each of the Company and the bank to confirm the details of such Funding Instruction Letter. If requested by a Purchaser at least two (2) Business Days prior to the date of the Closing, a Responsible Officer of the Company shall confirm the Funding Instruction Letter by either a live videoconference or conference call, as determined by such Responsible Officer, made available to such Purchaser no later than one (1) Business Day prior to the Closing (or such shorter period as may be agreed by such Purchaser). Each Purchaser has the right, but not the obligation, upon written notice (which may be by email) to the Company, to elect to deliver a micro deposit (less than $51.00) to the account identified in the Funding Instruction Letter no later than two (2) Business Days prior to the date of the Closing. If a Purchaser delivers the micro deposit, a Responsible Officer shall verify (in a manner reasonably requested by such Purchaser) the receipt and amount of the micro deposit to such Purchaser if such verification is requested by such Purchaser prior to the date of the Closing. The Company shall not be obligated to return the amount of the micro deposit, nor will the amount of the micro deposit be netted against the Purchaser’s purchase price of the Notes.
Section 4.12No Material Adverse Effect. No Material Adverse Effect shall have occurred since December 31, 2025 and no condition shall exist which has resulted in, or could be reasonably expected to result in, a Material Adverse Effect.
Section 4.13Offeree Letter. BofA Securities, Inc and J.P. Morgan Securities LLC as joint lead placement agents (the “Placement Agents”), shall have delivered to the Company, the Company’s special counsel and the special counsel referred to in Section 4.4(b) an offeree letter, in form and substance reasonably satisfactory to the Company, the Company’s special counsel and the special counsel referred to in Section 4.4(b), confirming the manner of the offering of the Notes and the number of offerees of the Notes.

Section 4.14Debt Rating. The Company shall have delivered, or caused to be delivered, to such Purchaser, on or prior to the date of the Closing, (a) a Private Rating Letter issued by an Acceptable Note Rating Agency setting forth the initial Debt Rating for the Notes and (b) the related Private Rating Rationale Report with respect to such Debt Rating.
Section 4.15Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to such Purchaser and the special counsel referred to in Section 4.4(b), and such Purchaser and such special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.
SECTION 5.REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND PARENT.
Each of the Company and the Parent represents and warrants to each Purchaser on the date hereof and as of the date of the Closing that:
Section 5.1Organization; Power and Authority. Each Credit Party is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Credit Party has the corporate or other power and authority (a) to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact, except where the lack of such corporate or other power and authority could not reasonably be expected to have a Material Adverse Effect, and (b) to execute and deliver the Financing Documents to which such Credit Party is a party and to perform the provisions hereof and thereof, as applicable.
Section 5.2Authorization, Etc. The Financing Documents have been duly authorized by all necessary corporate or other action on the part of each Credit Party party thereto, and this Agreement constitutes, and upon execution and delivery thereof the Guaranty Agreement (together with any joinders thereto) and each Note will constitute, a legal, valid and binding obligation of each Credit Party party thereto enforceable against such Credit Party in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 5.3Disclosure. This Agreement, the financial statements listed in Schedule 5.5 and the documents, certificates or other writings delivered to the Purchasers (or made available on EDGAR) by or on behalf of the Parent or the Company prior to March 31, 2026 in connection with the transactions contemplated hereby and identified in Schedule 5.3 (such documents, certificates or other writings identified in Schedule 5.3, the “Schedule 5.3

Disclosure Documents”) (this Agreement, such financial statements and the Schedule 5.3 Disclosure Documents being referred to, collectively, as the “Disclosure Documents”), as of their respective dates, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in this Agreement, the financial statements listed in Schedule 5.5 or the Schedule 5.3 Disclosure Documents delivered to the Purchasers (or made available on EDGAR) prior to the date of this Agreement (the “Initial Disclosure Documents”), since December 31, 2025, there has been no change in the financial condition, operations, business, properties or prospects of the Parent or any Subsidiary except changes that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no fact known to the Parent that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the other Initial Disclosure Documents.
Section 5.4Organization and Ownership of Shares of Subsidiaries; Affiliates.
(a)Schedule 5.4 contains (except as noted therein) complete and correct lists of (i) the Parent’s Subsidiaries, showing, as to each Subsidiary, the name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Parent and each other Subsidiary and whether such Subsidiary is a Subsidiary Guarantor, (ii) the Parent’s Affiliates, other than Subsidiaries, and (iii) the Parent’s directors and senior officers. Parent shall be permitted to make additions and deletions to Schedule 5.4 for purposes of this representation in respect of the Closing, after the date of this Agreement but prior to the date of the Closing, so long as (i) Parent shall have provided an updated copy of Schedule 5.4 to the Purchasers not less than five (5) Business Days prior to the date of the Closing, (ii) any such additions or deletions to Schedule 5.4 are in all respects reasonably satisfactory to the Purchasers as a condition to the Closing and (iii) such updated Schedule 5.4 shall not affect the truth and accuracy of the representations and warranties given in connection with the execution of this Agreement.
(b)All of the outstanding shares of capital stock or similar Equity Interests of each Subsidiary shown in Schedule 5.4 as being owned by the Parent and its Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by the Parent or another Subsidiary free and clear of any Lien that is prohibited by this Agreement.
(c)Each Subsidiary is a corporation or other legal entity duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact, except where the failure or non-compliance of the same could not reasonably be expected to have a Material Adverse Effect.
(d)No Subsidiary is subject to any legal, regulatory, contractual or other restriction (other than the agreements listed on Schedule 5.15 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Parent or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.
Section 5.5Financial Statements; Material Liabilities. The Parent has delivered to each Purchaser copies of the financial statements of the Parent and its Subsidiaries listed on Schedule 5.5. All of such financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Parent and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). The Parent and its Subsidiaries do not have any Material liabilities that are not disclosed in the Disclosure Documents.
Section 5.6Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by each Credit Party of the Financing Documents to which such Credit Party is a party will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Parent or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, charter or by-laws, partnership agreement, shareholders agreement or any other agreement or instrument to which the Parent or any Subsidiary is bound or by which the Parent or any Subsidiary or any of their respective properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Parent or any Subsidiary or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Parent or any Subsidiary, except, in the case of each of clauses (a), (b) and (c) (other than, in the case of clause (a), with respect to the charter or by-laws, partnership agreement or shareholders agreement of the Parent or any Subsidiary) where the failure or non-compliance of the same could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 5.7Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by any Credit Party of the Financing Documents to which such Credit Party is a party, except for such filings as may be required under the Securities Exchange Act.
Section 5.8Litigation; Observance of Agreements, Statutes and Orders.

(a)There are no actions, suits, investigations or proceedings pending or, to the best knowledge of the Company or the Parent, threatened against or affecting the Parent or any Subsidiary or any property of the Parent or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)Neither the Parent nor any Subsidiary is (i) in default under any agreement or instrument to which it is a party or by which it is bound, (ii) in violation of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or (iii) in violation of any applicable Law, ordinance, rule or regulation of any Governmental Authority (including, without limitation, Environmental Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in Section 5.16), in the case of each of clauses (i), (ii) and (iii) which default or violation could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 5.9Taxes. The Parent and its Subsidiaries have filed all federal, state and other material income tax returns and all other material tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable by Parent and its Subsidiaries on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable by Parent and its Subsidiaries and before they have become delinquent, except for any taxes and assessments (a) the amount of which, individually or in the aggregate, is not Material, (b) which are not overdue for more than thirty (30) days, or (c) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Parent or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. No Credit Party knows of any other tax or assessment that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither any Credit Party nor any Subsidiary thereof is a party to any tax sharing agreement (other than tax sharing agreements among the Consolidated Group and any agreement entered into the ordinary course of business, the principal purpose of which is not related to taxes); provided that, for the sake of clarity, the Tax Protection Agreement (as in effect on the date hereof or as modified thereafter with the prior written consent of the Required Holders) shall not be treated as a tax sharing agreement. The charges, accruals and reserves on the books of the Parent and its Subsidiaries in respect of U.S. federal, state or other income taxes and all other material taxes for all fiscal periods are adequate.
Section 5.10Title to Property; Leases. The Parent and its Subsidiaries have good record and insurable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 5.11Licenses, Permits, Etc.
(a)The Parent and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks,

trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others.
(b)To the best knowledge of the Company or the Parent, no product or service of the Parent or any of its Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person.
(c)To the best knowledge of the Company or the Parent, there is no Material violation by any Person of any right of the Parent or any of its Subsidiaries with respect to any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Parent or any of its Subsidiaries.
Section 5.12Compliance with ERISA.
(a)Each Credit Party and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws, except for such instances of noncompliance as have not resulted in and could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No Credit Party or any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3(3) of ERISA), and no event, transaction or condition has occurred or exists that could, individually or in the aggregate, reasonably be expected to result in the incurrence of any such liability by such Credit Party or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of such Credit Party or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to Section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or federal law or Section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Plan, other than such liabilities or Liens as would not be, individually or in the aggregate, Material.
(b)The present value of the aggregate benefit liabilities under each of the Plans that is subject to Title IV of ERISA (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities. The term “benefit liabilities” has the meaning specified in Section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in Section 3 of ERISA.
(c)No Credit Party or its ERISA Affiliates have incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under Section 4201 or 4204 of ERISA in respect of Multiemployer Plans that, individually or in the aggregate, are Material.

(d)The expected postretirement benefit obligation (determined as of the last day of the Parent’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715-60, without regard to liabilities attributable to continuation coverage mandated by Section 4980B of the Code) of the Parent and its Subsidiaries is not Material.
(e)The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975(c)(l)(A)-(D) of the Code. The representation by the Company and the Parent to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds to be used to pay the purchase price of the Notes to be purchased by such Purchaser.
Section 5.13Private Offering by the Company.
(a)No Credit Party or anyone acting on their behalf has offered the Notes or any similar Securities for sale to, or solicited any offer to buy the Notes or any similar Securities from, or otherwise approached or negotiated in respect thereof with, any Person other than no more than ten (10) Institutional Accredited Investors (including the Purchasers), each of which has been offered the Notes at a private sale for investment. No Credit Party or anyone acting on their behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction.
(b)No Credit Party nor any of their respective affiliates has offered the Notes or any similar Securities during the six months prior to the date of hereof to anyone other than the Purchasers. The Credit Parties have no intention to offer the Notes or any similar Security during the six months from the date of the Closing.
(c)No Credit Party or anyone acting on their behalf has offered or sold the Notes by any form of general solicitation or general advertising, including, but not limited to, the following: (1) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio; (2) any website posting or widely distributed email; or (3) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.
(d)Other than the Placement Agents, the Credit Parties have not dealt with any broker, finder, commission agent, placement agent or arranger in connection with the sale of the Notes and the transactions contemplated by this Agreement, and the Credit Parties are not under any obligation to pay any broker’s fee or commission in connection with such transactions other than to the Placement Agents. No Credit Party or any of their respective affiliates nor anyone acting on their behalf (other than their respective officers acting in such capacity) has solicited offers for, or offered or sold, the Notes other than through the Placement Agents.
Section 5.14Use of Proceeds; Margin Regulations.
(a)The Company will apply the proceeds of the sale of the Notes to refinance existing Indebtedness and for general corporate purposes.
(b)No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve any Credit Party in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 25% of the value of the consolidated assets of the Parent and its Subsidiaries and the Parent does not have any present intention that margin stock will constitute more than 25% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.
Section 5.15Existing Indebtedness; Future Liens.
(a)Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Parent and its Subsidiaries as of December 31, 2025 (or if Schedule 5.15 is updated in accordance with this paragraph, as of the date set forth on such updated Schedule) (including descriptions of the obligors and obligees (or any agent, trustee, or other entity acting in a similar capacity), principal amounts outstanding, any collateral therefor and any Guarantees thereof), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Parent or its Subsidiaries (other than Indebtedness under this Agreement and the Notes and Indebtedness represented by additional borrowings, if any, under the Bank Credit Agreement). Neither the Parent nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Parent or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Parent or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment. Parent shall be permitted to make additions and deletions to Schedule 5.15 for purposes of this representation in respect of the Closing, after the date of this Agreement but prior to the date of the Closing, so long as (i) Parent shall have provided an updated copy of Schedule 5.15 to the Purchasers not less than five (5) Business Days prior to the date of the Closing, (ii) any such additions or deletions to Schedule 5.15 are in all respects reasonably satisfactory to the Purchasers as a condition to the Closing, (iii) any such additional Indebtedness disclosed on the updated Schedule 5.15 would have otherwise been permitted under Section 10 of this Agreement had such Section applied since the date of this Agreement and (iv) such updated Schedule 5.15 shall not affect the truth and accuracy of the representations and warranties given in connection with the execution of this Agreement.
(b)Except as disclosed in Schedule 5.15, neither the Parent nor any Subsidiary has agreed or consented to cause or permit any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness or to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness.
(c)Neither the Parent nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Parent or such Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its charter or any other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of any Credit Party, except as disclosed in Schedule 5.15.
Section 5.16Foreign Assets Control Regulations, Etc.
(a)No Credit Party nor any Controlled Entity (i) is a Blocked Person, (ii) has been notified that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of sanctions that have been imposed by the United Nations or the European Union.
(b)No Credit Party nor any Controlled Entity (i) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (ii) to the Company’s or the Parent’s knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.
(c)No part of the proceeds from the sale of the Notes hereunder:
(i)constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by any Credit Party or any Controlled Entity, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (B) for any purpose that would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or (C) otherwise in violation of any U.S. Economic Sanctions Laws;
(ii)will be used, directly or indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or
(iii)will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Corruption Laws.
(d)Each of the Credit Parties has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that each Credit Party and each Controlled Entity is and will continue to be in compliance with all applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.
Section 5.17Status under Certain Statutes. Neither the Parent nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.
Section 5.18Environmental Matters.
(a)Neither the Parent nor any Subsidiary has knowledge of any claim or has received any notice of any claim and no proceeding has been instituted asserting any claim against the Parent or any of its Subsidiaries or any of their respective real properties or other assets now or formerly owned, leased or operated by any of them, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.
(b)Neither the Parent nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(c)Neither the Parent nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them in a manner which is contrary to any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(d)Neither the Parent nor any Subsidiary has disposed of any Hazardous Materials in a manner which is contrary to any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(e)All buildings on all real properties now owned, leased or operated by the Parent or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.19Insurance. The properties of each Credit Party and its Subsidiaries are insured with one or more Third Party Insurance Companies and/or pursuant to Self-Insurance, in compliance with the provisions of Section 9.2 and otherwise in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Credit Party or the applicable Subsidiary operates.
Section 5.20Solvency. The Parent and its Subsidiaries on a consolidated basis are Solvent.
Section 5.21Casualty, Etc. Neither the businesses nor the properties of any Credit Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
Section 5.22Unencumbered Properties. Each Property included in any calculation of Unencumbered Asset Value or Unencumbered NOI satisfied, at the time of such calculation, all of the requirements contained in the definition of “Unencumbered Property Criteria.”
Section 5.23Subsidiary Guarantors. Each Subsidiary of the Parent (other than the Company) which on or before the date of the Closing has delivered a Guarantee pursuant to or is a borrower or co-borrower under any Material Credit Facility is, or will be upon the Closing, a Guarantor, except to the extent any such Subsidiary has been released from the Guaranty Agreement in accordance with Section 9.7(b) and is not a guarantor, borrower or co-borrower or otherwise liable under or in respect of any Indebtedness under any Material Credit Facility on the date of the Closing.
Section 5.24REIT Status. Commencing with its taxable year ended December 31, 2013, the Parent has been organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust under the Code. The Company is and has been at all times taxable as a partnership or disregarded entity, and not as a corporation (or association taxable as a corporation), for U.S. federal income tax purposes.
SECTION 6.REPRESENTATIONS OF THE PURCHASERS.
Section 6.1Purchase for Investment.
(a)     Each Purchaser severally represents on the date hereof and on the date that it acquires the Notes to be purchased by such Purchaser that it is purchasing such Notes for its own account or for one or more separate accounts maintained by such Purchaser for the benefit of one or more other Institutional Accredited Investors and not with a view to the distribution thereof in violation of the securities laws, provided that the disposition of such Purchaser’s property shall at all times be within such Purchaser’s control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.
(b)    Each Purchaser further severally represents on the date hereof and on the date that it acquires the Notes to be purchased by such Purchaser that it (i) will not sell, transfer or otherwise dispose of the Notes or any interest therein except in a registered transaction or in a transaction exempt from or not subject to the registration requirements of the Securities Act and in accordance with the restrictions set forth in Section 13.2 and the legend set forth on the Notes.
(c)    Each Purchaser severally represents on the date hereof and on the date that it acquires the Notes to be purchased by such Purchaser that it is an Institutional Accredited Investor acting for its own account (and not for the account of others) or as a fiduciary or agent for others (which others are also Institutional Accredited Investors). Each Purchaser further severally represents on the date hereof and on the date that it acquires the Notes to be purchased by such Purchaser that such Purchaser has had the opportunity to ask questions of the Credit Parties and received answers concerning the terms and conditions of the sale of the Notes and to obtain any additional information which the Credit Parties possess or can acquire without unreasonable effort or expense.
(d)    The purchase of Notes by such Purchaser has not, solely with respect to such Purchaser, been solicited by or through anyone other than the Credit Parties and the Placement Agents.
Section 6.2Source of Funds. Each Purchaser severally represents on the date that it acquires the Notes to be purchased by such Purchaser that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:
(a)the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or
(b)the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or
(c)the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or
(d)the Source constitutes assets of an “investment fund” (within the meaning of Section VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Section VI of the QPAM Exemption) that is not ineligible pursuant to Section I(g) of the QPAM Exemption, no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Section I(c), (g) (regarding eligibility) and (k) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Section VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d); or
(e)the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or
(f)the Source is a governmental plan; or

(g)the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or
(h)the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.
As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.
With respect to any Purchaser that is (1) an “employee benefit plan” within the meaning of Section 3(3) of ERISA that is subject to Title I of ERISA, (2) an individual retirement account described in Section 408(a) of the Code or any other “plan” described in and subject to Section 4975 of the Code, (3) a “governmental plan” or a non-electing “church plan” as defined under Title I of ERISA subject to laws, rules, or regulations that are substantially similar to the fiduciary or prohibited transaction rules of Title I of ERISA (“Similar Law”), or (4) an entity deemed to hold “plan assets” of any of the foregoing under 29 C.F.R. 2510.3-101, as modified by Section 3(42) of ERISA, or Similar Law, such Purchaser severally represents, acknowledges and agrees that neither the Parent nor any of its Subsidiaries is a “fiduciary” within the meaning of Section 3(21)(A) of ERISA or Similar Law with respect to such Purchaser as a result of such Purchaser’s acquisition or holding of the Notes, and neither such Purchaser nor any of its authorized fiduciaries has relied on, or is relying on, any advice of any such Person with respect to such Purchaser’s acquisition and holding of the Notes.
SECTION 7.INFORMATION AS TO PARENT AND COMPANY.
Section 7.1Financial and Business Information. The Parent and the Company shall deliver to each Purchaser (solely with respect to any delivery obligation arising after the date of this Agreement but prior to the Closing) and thereafter to each holder of a Note that is an Institutional Investor:
(a)Quarterly Statements for Consolidated Group — within forty-five (45) days (or such shorter period as is the earlier of (x) fifteen (15) days greater than the period applicable to the filing of the Parent’s Quarterly Report on Form 10-Q (the “Form 10-Q”) with the SEC regardless of whether the Company is subject to the filing requirements thereof and (y) the date by which such financial statements are required to be delivered under any Material Credit Facility or the date on which such corresponding financial statements are delivered under any Material Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each quarterly fiscal period in each fiscal year of the Parent (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,
(i)a consolidated balance sheet of the Consolidated Group as at the end of such quarter, and

(ii)consolidated statements of income, changes in shareholders’ equity and cash flows of the Consolidated Group, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer of the Parent as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Parent’s Form 10-Q prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(a);
(b)Annual Statements for Consolidated Group — within ninety (90) days (or such shorter period as is the earlier of (x) fifteen (15) days greater than the period applicable to the filing of the Parent’s Annual Report on Form 10-K (the “Form 10-K”) with the SEC regardless of whether the Company is subject to the filing requirements thereof and (y) the date by which such financial statements are required to be delivered under any Material Credit Facility or the date on which such corresponding financial statements are delivered under any Material Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each fiscal year of the Parent, duplicate copies of,
(i)a consolidated balance sheet of the Consolidated Group as at the end of such year, and
(ii)consolidated statements of income, changes in shareholders’ equity and cash flows of the Consolidated Group for such year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by a report and opinion thereon (without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit on which such opinion is based) of independent public accountants of recognized national standing reasonably acceptable to the Required Holders which report and opinion shall be prepared in accordance with generally accepted auditing standards, provided that the delivery within the time period specified above of the Parent’s Form 10-K for such fiscal year (together with the Parent’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Securities Exchange Act and an opinion of independent public accountants of recognized national standing satisfying the requirements of this Section 7.1(b)) prepared in accordance with the requirements therefor and filed with the SEC, shall be deemed to satisfy the requirements of this Section 7.1(b); provided, that to the extent the components of such financial statements relating to a prior fiscal period are separately audited by different independent public accounting firms, the audit report of any such accounting firm may contain a qualification or exception as to scope of such financial statements as they relate to such components;
(c)Quarterly Statements for the Company — within forty-five (45) days (or such shorter period as is the earlier of (x) fifteen (15) days greater than the period applicable to the filing of the Company’s Quarterly Report on Form 10-Q with the SEC regardless of whether the Company is subject to the filing requirements thereof and (y) the date by which such financial statements are required to be delivered under any Material Credit Facility or the date on which such corresponding financial statements are delivered under any Material Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,
(i)a consolidated balance sheet of the Company and its Consolidated Subsidiaries as at the end of such quarter, and
(ii)consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Consolidated Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer of the Company as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Company’s Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(c);
(d)Annual Statements for the Company — within ninety (90) days (or such shorter period as is the earlier of (x) fifteen (15) days greater than the period applicable to the filing of the Company’s Annual Report on Form 10-K with the SEC regardless of whether the Company is subject to the filing requirements thereof and (y) the date by which such financial statements are required to be delivered under any Material Credit Facility or the date on which such corresponding financial statements are delivered under any Material Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each fiscal year of the Company, duplicate copies of,
(i)a consolidated balance sheet of the Company and its Consolidated Subsidiaries as at the end of such year, and

(ii)consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Consolidated Subsidiaries for such year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by a report and opinion thereon (without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit on which such opinion is based) of independent public accountants of recognized national standing reasonably acceptable to the Required Holders which report and opinion shall be prepared in accordance with generally accepted auditing standards, provided that the delivery within the time period specified above of the Company’s Annual Report on Form 10-K for such fiscal year (together with the Parent’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Securities Exchange Act and an opinion of independent public accountants of recognized national standing satisfying the requirements of this Section 7.1(d)) prepared in accordance with the requirements therefor and filed with the SEC, shall be deemed to satisfy the requirements of this Section 7.1(d); provided, that to the extent the components of such financial statements relating to a prior fiscal period are separately audited by different independent public accounting firms, the audit report of any such accounting firm may contain a qualification or exception as to scope of such financial statements as they relate to such components;
(e)Budget and Projections — as soon as available, but in any event at least forty-five (45) days after the end of each fiscal year of the Parent, forecasts prepared by management of the Parent, in form reasonably satisfactory to the Required Holders, of consolidated balance sheets and statements of income or operations and cash flows of the Consolidated Group on a quarterly basis for such fiscal year (including the fiscal year in which the Maturity Date occurs);
(f)SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Parent or any Subsidiary to its principal lending banks as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability) or to its public Securities holders generally and (ii) each regular, periodic or special report, and each registration statement (without exhibits except as expressly requested by such Purchaser or holder), filed by the Parent or any Subsidiary with the SEC; provided that the delivery of such documents listed in clauses (i) and (ii) prepared in accordance with the requirements therefor set forth under the Securities Act or the Securities Exchange Act, as applicable, and filed with the SEC, shall be deemed to satisfy the requirements of such clauses;
(g)Notice of Default or Event of Default — promptly, and in any event within five (5) Business Days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any written notice or taken any enforcement action with respect to a claimed Default or Event of Default hereunder or that any Person has given any written notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the applicable Credit Party is taking or proposes to take with respect thereto;
(h)ERISA Matters — promptly, and in any event within five (5) Business Days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Parent or an ERISA Affiliate proposes to take with respect thereto:
(i)with respect to any Plan, any “reportable event”, as defined in Section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or
(ii)the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Parent or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or
(iii)any event, transaction or condition that could result in the incurrence of any liability by the Parent or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Parent or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;
(i)Notices from Governmental Authority — (i) promptly, and in any event within five (5) Business Days of receipt thereof) copies of any notice or other correspondence to any Credit Party or any Subsidiary thereof from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding material issues concerning financial or other operational results of any Credit Party or any Subsidiary thereof, and (ii) promptly, and in any event within thirty (30) days of receipt thereof, copies of any notice to any Credit Party or any Subsidiary from any federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;
(j)Resignation or Replacement of Auditors — within ten (10) Business Days following the date on which the Parent’s auditors resign or the Parent elects to change auditors, as the case may be, notification thereof, together with such supporting information as the Required Holders may request;

(k)Management Audit Reports — promptly upon request of any such Purchaser or holder of Notes, any detailed audit reports, management letters or recommendations submitted to the board of directors (or similar governing body) (or the audit committee of the board of directors or similar governing body) of any Credit Party by independent accountants in connection with the accounts or books of any Credit Party or any of its Subsidiaries, or any audit of any of them;
(l)Compliance with Environmental Laws — promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any written notice of noncompliance by any Credit Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect;
(m)Material Adverse Effect; Litigation — promptly following the occurrence thereof, any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of any Credit Party or any Subsidiary thereof; (ii) any dispute, litigation, investigation, proceeding or suspension between any Credit Party or any Subsidiary thereof and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Credit Party or any Subsidiary thereof, including pursuant to any applicable Environmental Laws;
(n)Debt Rating — promptly following the occurrence thereof, any announcement by Moody’s, Fitch or S&P (or, in the case of the Note Rating, any relevant Acceptable Note Rating Agency) of any change or possible change in a Debt Rating (or, so long as it is not a public rating, the Note Rating) or any change in the credit rating outlook with respect to any such Debt Rating; and
(o)Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Parent, the Company or any of their respective Subsidiaries (including, but without limitation, actual copies of the Parent’s or the Company’s Form 10-Q and Form 10-K) or relating to the ability of any Credit Party to perform its obligations under the Financing Documents to which it is a party as from time to time may be reasonably requested by any such Purchaser or holder of Notes; provided that neither the Parent nor any Subsidiary shall be required to disclose information that (i) such Person determines, after consultation with legal counsel, it would be prohibited from disclosing by applicable law or regulations (including applicable health and safety laws), without making public disclosure thereof, (ii) such Person determines in good faith would reasonably be expected to contravene attorney-client privilege or (iii) such Person (A) is prohibited from disclosing by the terms of an obligation of confidentiality contained in any agreement with any non-Affiliate binding upon the Company or (B) determines in good faith would violate the rights of tenants of property leased by the Parent or any Subsidiary to such tenants, in each case pursuant to this subclause (iii), not entered into in contemplation of this clause (o), provided that the Parent or any such Subsidiary (as the case may be) shall use commercially reasonable efforts to obtain consent from the party in whose favor the obligation of confidentiality was made or from such tenant (as the case may be) to permit the disclosure of the relevant information.
Promptly after determining that the Parent or such Subsidiary is not permitted to disclose any information as a result of the limitations described in this clause (o), the Company will provide each of the holders with (x) an Officer’s Certificate describing generally the requested information that the Parent or such Subsidiary is prohibited from disclosing pursuant to this clause (o) and the circumstances under which the Parent or such Subsidiary is not permitted to disclose such information, and (y) to the extent requested by the Required Holders or, at such time as a Default or Event of Default has occurred and is continuing, any holder of Notes that is an Institutional Investor, a written opinion of counsel (which may be addressed to the Company) relied upon as to any requested information that the Company is prohibited from disclosing to the holders of the Notes under circumstances described in this clause (o).
Each notice pursuant to clauses (g), (h), (i), (j), (l) and (m) of this Section 7.1 shall be accompanied by a statement of a Responsible Officer of the Parent setting forth details of the occurrence referred to therein and stating what action the Parent has taken and proposes to take with respect thereto.
Section 7.2Officer’s Certificate. Each set of financial statements delivered to a Purchaser or a holder of a Note pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer of the Parent substantially in the form attached as Schedule 7.2 hereto:
(a)Covenant Compliance — setting forth the information from such financial statements that is required in order to establish whether the Parent and the Company were in compliance with the requirements of Section 10 during the quarterly or annual period covered by the financial statements then being furnished, (including with respect to each such provision that involves mathematical calculations, the information from such financial statements that is required to perform such calculations) and detailed calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Section, and the calculation of the amount, ratio or percentage then in existence. In the event that the Parent or any Subsidiary has made an election to measure any financial liability using fair value (which election is being disregarded for purposes of determining compliance with this Agreement pursuant to Section 22.2) as to the period covered by any such financial statement, such Senior Financial Officer’s certificate as to such period shall include a reconciliation from GAAP with respect to such election;
(b)Event of Default — certifying that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Parent and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Parent or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Parent shall have taken or proposes to take with respect thereto;
(c)Unencumbered Eligible Property — attaching (i) copies of the statements of Net Operating Income and Unencumbered NOI attributable to each Unencumbered Eligible Property for such fiscal quarter or year, prepared on a basis consistent with the financial statements delivered pursuant to Section 7.1(b) hereof and otherwise in form and substance reasonably satisfactory to the Required Holders, together with a certification by a Senior Financial Officer of the Parent that the information contained in such statement fairly presents Net Operating Income and Unencumbered NOI attributable to each Unencumbered Eligible Property for such periods, and (ii) a calculation, in form and substance satisfactory to the Required Holders, of the Unencumbered Property Value of each Property and the Unencumbered Asset Value as of the last day of the fiscal period covered by such Senior Financial Officer’s certificate; and
(d)Subsidiary Guarantors — certifying that the Parent and the Company are in compliance with Section 9.7(a).
Section 7.3Visitation. Each of the Company and the Parent shall, and shall cause each of their respective Subsidiaries to, permit the representatives of each Purchaser (until the Closing) and each holder of a Note that is an Institutional Investor to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Company and at such reasonable times during normal business hours, upon reasonable advance notice to the Company; provided, however, that (a) so long as no Event of Default then exists, (i) such visits shall be limited to once in any calendar year and shall be at the expense of such Purchaser or holder and (ii) no Purchaser or holder shall have the right to make any such visit within the six (6) month period following the date on which all of the Purchasers and holders of Notes shall have visited the principal executive office of the Parent following an invitation to all such Purchasers and holders by the Parent to visit its principal executive office, and (b) the Purchasers and holders of Notes shall not be required to give reasonable advance notice of any such visit or inspection if an Event of Default then exists.
Section 7.4Electronic Delivery. Financial statements, opinions of independent certified public accountants, other information and Officer’s Certificates that are required to be delivered by the Parent or the Company pursuant to Sections 7.1(a), (b), (c), (d) or (f) and Section 7.2 shall be deemed to have been delivered if the Parent or the Company, as applicable, satisfies any of the following requirements with respect thereto:
(i)such financial statements satisfying the requirements of Section 7.1(a), (b), (c) or (d) and related Officer’s Certificate satisfying the requirements of Section 7.2 are delivered to each Purchaser (until the Closing) and each holder of a Note by email at the email address set forth under such Purchaser’s or holder’s name on Schedule B or as communicated from time to time in a separate writing delivered to the Company and the Parent;
(ii)the Parent or the Company, as applicable, shall have timely filed such Quarterly Report on Form 10-Q or Annual Report on Form 10-K, satisfying the requirements of Section 7.1(a), (b), (c) or (d), as the case may be, with the SEC on EDGAR and shall have made such form and the related Officer’s Certificate satisfying the requirements of Section 7.2 available on its website, the home page of which is located at http://www.esrtreit.com as of the date of this Agreement;
(iii)such financial statements satisfying the requirements of Section 7.1(a), (b), (c) or (d), as the case may be, and related Officer’s Certificate(s) satisfying the requirements of Section 7.2 are timely posted by or on behalf of the Parent or the Company, as applicable, on its website, the home page of which is located at http://www.esrtreit.com as of the date of this Agreement, or on Intralinks or on any other similar website to which each Purchaser (until the Closing) and each holder of Notes has free access; or
(iv)the Parent or the Company, as applicable, shall have filed any of the items referred to in Section 7.1(f) with the SEC on EDGAR and shall have made such items available on its website on the internet or on Intralinks or on any other similar website to which each Purchaser (until the Closing) and each holder of Notes has free access;
provided however, that in the case of a delivery pursuant to any of clauses (ii), (iii) or (iv), such delivery shall not be deemed to have occurred until the Parent or the Company, as applicable, shall have given each Purchaser (until the Closing) and each holder of a Note written notice, which may be by email or in accordance with Section 18, of such posting or filing in connection with each delivery, provided further, that upon request of any such Purchaser or holder to receive paper copies of such forms, financial statements and Officer’s Certificates or to receive them by email, the Parent or the Company, as applicable, will promptly email them or deliver such paper copies, as the case may be, to such Purchaser or holder.
SECTION 8.PAYMENT AND PREPAYMENT OF THE NOTES.
Section 8.1Maturity. As provided therein, the entire unpaid principal balance of each Note shall be due and payable on the Maturity Date thereof.
Section 8.2Optional Prepayments with Make-Whole Amount. Subject to the last sentence of this Section 8.2, the Company may, at its option, upon notice as provided below and allocated as provided in Section 8.3, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than $1,000,000 (and integral multiples of $100,000 in excess thereof) in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than ten (10) days and not more than sixty (60) days prior to the date fixed for such prepayment unless the Company and the Required Holders agree to another time period pursuant to Section 17. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two (2) Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.
Section 8.3Allocation of Partial Prepayments. In the case of each partial prepayment of Notes pursuant to Section 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.
Section 8.4Maturity; Surrender, Etc. In the case of each optional prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.
Section 8.5Purchase of Notes. The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with this Agreement and the Notes. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment or prepayment of Notes pursuant to this Agreement and no Notes may be issued in substitution or exchange for any such Notes.
Section 8.6Make-Whole Amount.
“Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.
“Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by the “Ask Yield(s)” reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between the “Ask Yields” Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.
If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release 11.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360-day year composed of twelve 30-day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.
“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.4 or Section 12.1.
“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
Section 8.7Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, (x) subject to clause (y), any payment of interest on any Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; and (y) any payment of principal of or Make-Whole Amount on any Note (including principal due on the Maturity Date of such Note) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.
SECTION 9.AFFIRMATIVE COVENANTS.
The Parent and the Company covenant that so long as any of the Notes are outstanding:
Section 9.1Compliance with Laws. Without limiting Section 10.15, the Parent and the Company will, and will cause each of their respective Subsidiaries to, comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property (including, without limitation, ERISA, Environmental Laws, the USA PATRIOT Act and the other laws and regulations that are referred to in Section 5.16), except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.2Insurance. The Parent and the Company will, and will cause each of their respective Subsidiaries to, maintain, with financially sound and reputable insurance companies that are not Affiliates of the Parent (“Third Party Insurance Companies”), insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated (which insurance shall, in any event, include terrorism coverage to the extent generally available at commercially reasonable rates); provided, that the Credit Parties and their Subsidiaries may maintain such insurance under a plan by self-insurance, or a large deductible program, or a captive insurance arrangement (in excess of the amounts reinsured with Third Party Insurance Companies) (collectively, “Self-Insurance”) instead of with one or more Third Party Insurance Companies, so long as the Required Holders shall have consented in writing to the amount, types and terms and conditions of all such Self-Insurance (such written consent not to be unreasonably withheld). Notwithstanding the proviso in the immediately preceding sentence, it is understood and agreed that (x) all Self-Insurance existing on the date hereof and (y) any other Self-Insurance in the future that is substantially comparable with respect to amounts, types and terms and conditions with any Self-Insurance existing on the date hereof, shall be deemed to have been consented to by the Required Holders.
Section 9.3Maintenance of Properties. The Parent and the Company will, and will cause each of their respective Subsidiaries to, (a) maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order, (b) make all necessary repairs thereto and renewals and replacements thereof and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities, except in each case of the foregoing clauses (a) through (c) where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 9.4Payment of Taxes and Obligations. The Parent and the Company will, and will cause each of their respective Subsidiaries to, file all tax returns required to be filed in any applicable jurisdiction and pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Parent, the Company or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except in the case of the foregoing clauses (a) through (c) as could not reasonably be expected to have a Material Adverse Effect.
Section 9.5Preservation of Existence, Etc. Each of the Parent and the Company will, and will cause each of their respective Subsidiaries to, (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 10.5 and except, solely in the case of a Subsidiary that is not a Credit Party, where the failure to do so could not reasonably be expected to have a Material Adverse Effect, (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
Section 9.6Books and Records. The Parent and the Company will, and will cause each of their respective Subsidiaries to, (a) maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Parent or such Subsidiary, as the case may be, and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Parent or such Subsidiary, as the case may be.
Section 9.7Additional Guarantors.
(a)The Parent and the Company will cause each of its Subsidiaries (other than the Company) that guarantees or otherwise becomes liable at any time, whether as a borrower, co-borrower, additional guarantor or otherwise, for or in respect of any Indebtedness under any Material Credit Facility to concurrently therewith:
(i)enter into a joinder agreement to the Guaranty Agreement in substantially the form attached as Exhibit A to the Guaranty Agreement (a “Joinder Agreement”) providing for the Guarantee by such Subsidiary, on a joint and several basis with all other such Guarantors, of (A) the prompt payment in full when due of all amounts payable by the Company pursuant to the Notes (whether for principal, interest, Make-Whole Amount or otherwise) and this Agreement, including, without limitation, all indemnities, fees and expenses payable by the Company thereunder and (B) the prompt, full and faithful performance, observance and discharge by the Company of each and every covenant, agreement, undertaking and provision required pursuant to the Notes or this Agreement to be performed, observed or discharged by it; and
(ii)deliver the following to each Purchaser (until the Closing) and each holder of a Note:
(A)an executed counterpart of such Joinder Agreement;
(B)a certificate signed by an authorized responsible officer of such Subsidiary containing representations and warranties on behalf of such Subsidiary to the same effect, mutatis mutandis, as those contained in Sections 5.1, 5.2, 5.6, 5.7, 5.10, 5.15 and 5.16 of this Agreement (but with respect to such Subsidiary and such Joinder Agreement rather than the Parent or the Company);

(C)all documents as may be reasonably requested by the Required Holders to evidence the due organization, continuing existence and good standing of such Subsidiary and the due authorization by all requisite action on the part of such Subsidiary of the execution and delivery of such Joinder Agreement and the performance by such Subsidiary of its obligations thereunder; and
(D)to the extent requested by the Required Holders, an opinion of counsel covering the matters set forth in items 1 through 6, inclusive, of Schedule 4.4(a) with respect to such Subsidiary and such Joinder Agreement and the Guaranty Agreement.
(b)At the election of the Company and by written notice to each Purchaser (until the Closing) and each holder of Notes, any Subsidiary Guarantor may be discharged from all of its obligations and liabilities under the Guaranty Agreement and shall be automatically released from its obligations thereunder without the need for the execution or delivery of any other document by the Purchasers (until the Closing) or the holders of Notes, provided that (i) if such Subsidiary Guarantor is a guarantor or is otherwise liable for or in respect of any Material Credit Facility, then such Subsidiary Guarantor has been released and discharged (or will be released and discharged concurrently with the release of such Subsidiary Guarantor under the Guaranty Agreement) under such Material Credit Facility, (ii) at the time of, and after giving effect to, such release and discharge, no Default or Event of Default shall be existing (including as a result of the failure to satisfy the Minimum Property Condition), (iii) no amount is then due and payable under the Guaranty Agreement, (iv) if in connection with such Subsidiary Guarantor being released and discharged under any Material Credit Facility, any fee or other form of consideration is given to any holder of Indebtedness under such Material Credit Facility for such release, the holders of the Notes shall receive equivalent consideration substantially concurrently therewith and (v) each holder shall have received a certificate of a Responsible Officer certifying as to the matters set forth in clauses (i) through (iv), provided further that if such Subsidiary Guarantor has been, or concurrently with the release of such Subsidiary Guarantor pursuant to this Section 9.7(b) will be, released from its obligations under the Loan Documents (as defined in the Bank Credit Agreement) in connection with the Investment Grade Release, then the certificate referenced in clause (v) above shall attach thereto true and correct copies of each notice and certificate delivered to the Administrative Agent (as defined in the Bank Credit Agreement) in connection with the release of such Subsidiary Guarantor from its obligations under such Loan Documents pursuant to Section 10.19(a) of the Bank Credit Agreement.
(c)If at any time the Parent desires to become a Guarantor, it shall execute and deliver to the Purchasers (until the Closing) and the holders of Notes a Joinder Agreement to the Guaranty Agreement in form and substance reasonably satisfactory to the Required Holders; (b) deliver to the Purchasers (until the Closing) and the holders of Notes a certificate covering the matters set forth in Section 4.3 with respect to the Parent;

and (c) deliver to the Purchasers (until the Closing) and the holders of Notes a favorable opinion of counsel (which counsel shall be reasonably acceptable to the Required Holders), addressed to each Purchaser (until the Closing) and each holder of Notes, as to such matters concerning the Parent and the Joinder Agreement and the Guaranty Agreement as the Required Holders may reasonably request.
(d)Notwithstanding anything to the contrary contained in this Agreement, in the event that the results of any such “know your customer” or similar investigation conducted by the Purchasers (until the Closing) or the holders of the Notes with respect to any Proposed Unencumbered Property Subsidiary is not reasonably satisfactory to the Required Holders, such Person shall not be permitted to become a Guarantor, and for the avoidance of doubt no Property owned or ground leased by such Subsidiary shall be included as an Unencumbered Eligible Property, as applicable, without the prior written consent of the Required Holders.
Section 9.8Additional Unencumbered Properties.
(a)If at any time the Company intends to include as an Unencumbered Eligible Property any Proposed Real Estate, prior to any such inclusion the Company shall notify the Purchasers (until the Closing) and holders of the Notes in writing of its desire to include such Proposed Real Estate as an Unencumbered Eligible Property.
(b)The notice referred to in clause (a) above shall include (i) if such inclusion is to occur prior to the Investment Grade Release, a list of each Subsidiary that is (or upon the acquisition or leasing thereof or upon the acquisition of the owner or lessee thereof will be) the Direct Owner or an Indirect Owner thereof and (ii) if such inclusion is to occur on or after the Investment Grade Release, a list of each Subsidiary of the Company (if any) that is (or upon the acquisition or leasing thereof or upon the acquisition of the owner or lessee thereof will be) the Direct Owner or an Indirect Owner thereof and will at the time such Proposed Real Estate is to be included as an Unencumbered Eligible Property be a borrower or guarantor of, or otherwise obligated in respect of, any Recourse Indebtedness (each such Subsidiary under clause (i) or (ii) (including for the avoidance of doubt any Joint Venture Partner) being referred to hereinafter as a “Proposed Unencumbered Property Subsidiary”).
(c)With respect to each Proposed Unencumbered Property Subsidiary, at least ten (10) days (or such shorter period as the Required Holders may agree) prior to the date the applicable Proposed Real Estate is to be included as an Unencumbered Eligible Property, the Company shall:
(i)provide the Purchasers (until the Closing) and the holders of Notes with the U.S. taxpayer identification number for such Proposed Unencumbered Property Subsidiary, and
(ii)provide the Purchasers (until the Closing) and the holders of Notes with all documentation and other information concerning each such Proposed

Unencumbered Property Subsidiary that any holder may reasonably request in order to comply with their obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.
(d)At or prior to the time that any Proposed Real Estate that has a Proposed Unencumbered Property Subsidiary as its Direct Owner or Indirect Owner is included as an Unencumbered Eligible Property, the Company shall have caused each such Proposed Unencumbered Property Subsidiary to comply with Section 9.7(a) hereof to the extent applicable.
Section 9.9Compliance with Environmental Laws. Except as would not reasonably be expected to have a Material Adverse Effect, the Parent and the Company will, and will cause each of their respective Subsidiaries to, comply, and use commercially reasonable efforts to cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in compliance with applicable Environmental Laws; provided, however, that neither the Parent nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.
Section 9.10Maintenance of REIT Status; New York Stock Exchange or NASDAQ Listing. The Parent will, at all times (a) continue to be organized and operated in a manner that will allow it to qualify for taxation as a REIT and (b) remain publicly traded with securities listed on the New York Stock Exchange or the NASDAQ Stock Market.
Section 9.11Further Assurances. Promptly upon request by the Required Holders, the Parent and the Company will, and will cause each of their respective Subsidiaries to, (a) correct any material defect or manifest error that may be discovered in any Financing Document and (b) do, execute and take any and all such further acts, deeds, certificates and assurances and other instruments as the Required Holders may reasonably require from time to time in order to carry out more effectively the purposes of the Financing Documents.
Section 9.12Rating on the Notes. The Parent and the Company will, at the Company’s sole cost and expense, cause to be maintained at all times a Note Rating from at least one Acceptable Note Rating Agency and the Parent or the Company will cause such Note Rating to be updated on an annual basis. At any time that the Note Rating maintained pursuant to this Section 9.12 is not a public rating, the Company shall provide to each holder of a Note (i) at least annually (on or before the date the Parent delivers the Officer’s Certificate pursuant to Section 7.2 with respect to each set of financial statements delivered pursuant to Section 7.1(b)) and (ii) promptly upon any change in such Note Rating, an updated Private Rating Rationale Report with respect to such Note Rating. In addition to the foregoing information and any information specifically required to be included in any Private Rating Letter or Private Rating Rationale Report (as set forth in the respective definitions thereof), if the SVO or any other regulatory authority having jurisdiction over any holder of any Notes from time to time requires any additional information with respect to the Note Rating of the Notes, the Company shall use commercially reasonable efforts to procure such information from the applicable Acceptable Note Rating Agency.
SECTION 10.NEGATIVE COVENANTS.
The Parent and the Company covenant that so long as any of the Notes are outstanding:
Section 10.1Liens. The Parent and the Company will not, and will not permit any of their respective Subsidiaries to, directly or indirectly create, incur, assume or suffer to exist any Lien on or with respect to (a) any Unencumbered Eligible Property other than Permitted Property Encumbrances, (b) any Equity Interest of (i) the Company owned by the Parent or (ii) any Unencumbered Property Subsidiary, in each case other than Permitted Equity Encumbrances or (c) any income from or proceeds of any of the foregoing; or sign, file or authorize under the Uniform Commercial Code of any jurisdiction a financing statement that includes in its collateral description any portion of any Unencumbered Eligible Property (unless such description relates to a Permitted Property Encumbrance), any Equity Interest of the Company owned by the Parent (unless such description relates to a Permitted Equity Encumbrance), any Equity Interest of any Unencumbered Property Subsidiary (unless such description relates to a Permitted Equity Encumbrance) or any income from or proceeds of any of the foregoing.
Notwithstanding the foregoing, the Parent and the Company will not, and will not permit any of their respective Subsidiaries to, secure pursuant to this Section 10.1 any Indebtedness outstanding under or pursuant to any Material Credit Facility unless and until the Notes (and any Guarantee delivered in connection therewith) shall concurrently be secured equally and ratably with such Indebtedness pursuant to documentation in form and substance reasonably acceptable to the Required Holders, including, without limitation, an intercreditor agreement and opinions of counsel to the applicable Credit Parties from counsel that is reasonably acceptable to the Required Holders.
Section 10.2Investments. The Parent and the Company will not, and will not permit any of their respective Subsidiaries to, make any Investments, except:
(a)Investments held by the Parent and its Subsidiaries in the form of cash or Cash Equivalents;
(b)equity Investments owned as of the date hereof in Subsidiaries;
(c)Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business; and

(d)other Investments, so long as (i) no Event of Default has occurred and is continuing immediately before and after the making of such Investment and (ii) immediately after giving effect to the making of such Investment, the Parent and its Subsidiaries shall be in compliance, on a pro forma basis, with the provisions of Section 10.11.
Notwithstanding anything to the contrary contained herein, the Parent shall not be permitted to make any Investment at any time that it is not a Guarantor, except as permitted under Section 10.14.
Section 10.3Indebtedness. The Parent and the Company will not, and will not permit any of their respective Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness (other than Indebtedness exclusively among members of the Consolidated Group) unless (a) no Event of Default has occurred and is continuing immediately before and after the incurrence of such Indebtedness and (b) immediately after giving effect to the incurrence of such Indebtedness, the Parent and its Subsidiaries shall be in compliance, on a pro forma basis, with the provisions of Section 10.11; provided, that notwithstanding clauses (a) and (b) above, in no event shall the Parent or any Unencumbered Property Subsidiary be a borrower or guarantor of, or otherwise obligated in respect of, any Recourse Indebtedness unless it is a Guarantor.
Section 10.4Minimum Property Condition. The Parent and the Company will not, and will not permit any of their respective Subsidiaries to, suffer or permit a failure to comply with the Minimum Property Condition at any time.
Section 10.5Fundamental Changes; Dispositions. The Parent and the Company will not, and will not permit any of their respective Subsidiaries to, merge, dissolve, liquidate, consolidate with or into another Person, make any Disposition or, in the case of any Subsidiary of the Parent, issue, sell or otherwise Dispose of any of such Subsidiary’s Equity Interests to any Person, except:
(a)any Subsidiary of the Company may merge or consolidate with (i) the Company, provided that the Company shall be the continuing or surviving Person and/or (ii) any one or more other Subsidiaries of the Company, provided that if any Subsidiary Guarantor is merging with another Subsidiary of the Company that is not a Subsidiary Guarantor, such Subsidiary Guarantor shall be the continuing or surviving Person (unless such Subsidiary Guarantor ceases to be a Subsidiary Guarantor as the result of such merger or consolidation);
(b)any Subsidiary of the Company may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company or another Subsidiary of the Company; provided that if the transferor in such a transaction is a Subsidiary Guarantor that will remain a Subsidiary Guarantor after giving effect to such Disposition, then the transferee must be the Company or a Subsidiary Guarantor;
(c)Dispositions of obsolete or worn out equipment, whether now owned or hereafter acquired, in the ordinary course of business;

(d)Dispositions of property by any Subsidiary of the Company to the Company or another Subsidiary of the Company; provided that if the transferor is a Subsidiary Guarantor, then the transferee must be the Company or a Subsidiary Guarantor;
(e)Investments permitted by Section 10.2; and
(f)mergers, dissolutions, liquidations, consolidations or Dispositions not otherwise permitted above; provided that:
(i)no Event of Default has occurred and is continuing immediately before and after such transaction;
(ii)immediately upon giving effect thereto, the Parent and its Subsidiaries shall be in compliance, on a pro forma basis, with the provisions of Section 10.11; and
(iii)in the event of any Disposition of an Unencumbered Eligible Property for which a Direct Owner or an Indirect Owner is a Guarantor or a Disposition of any such Direct Owner or Indirect Owner: (A) the representations and warranties contained in Section 5 or any other Financing Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date thereof and immediately after giving effect thereto, except (1) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, (2) any representation or warranty that is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as of such applicable date (including such earlier date set forth in the foregoing clause (1)) after giving effect to such qualification, (3) with respect to any representation or warranty in Section 5.16, such representations and warranties shall be true and correct in all respects and (4) for purposes of this Section 10.5, the representations and warranties contained in Section 5.5 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 7.1 and (B) the provisions of Sections 10.19(b) and (c) of the Bank Credit Agreement (as in effect on the date hereof), as applicable, shall be satisfied.
Notwithstanding anything to the contrary contained herein, in no event shall the Parent or the Company be permitted to (i) merge, dissolve or liquidate or consolidate with or into any other Person unless after giving effect thereto the Parent or the Company, as applicable, is the sole surviving Person of such transaction and no Change of Control results therefrom, (ii) engage in any transaction pursuant to which it is reorganized or reincorporated in any jurisdiction other than a State of the United States of America or the District of Columbia, or (iii) consummate a Division.

Section 10.6Restricted Payments. The Parent and the Company will not, and will not permit any of their respective Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that the following shall be permitted:
(a)each Subsidiary of the Company may make Restricted Payments pro rata to the holders of its Equity Interests;
(b)each Consolidated Party may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person or another Consolidated Party;
(c)the Company shall be permitted to declare and make other Restricted Payments on or in respect of its Equity Interests; provided, however, (1) if an Event of Default under Section 11(a) or (b) shall have occurred and be continuing or would result therefrom, the Company shall only be permitted to declare and pay pro rata cash dividends on its Equity Interests or make pro rata cash distributions with respect thereto in an amount that will result in the Parent receiving the minimum amount of funds required to be distributed to its equity holders in order for the Parent to maintain its status as a REIT for federal and state income tax purposes and (2) no Restricted Payments shall be permitted under this clause (c) following the acceleration of the Obligations pursuant to Section 12.1 or following the occurrence of any Event of Default under Section 11(g) or (h); and
(d)the Parent shall be permitted to make Restricted Payments with any amounts received by it from the Company pursuant to Section 10.6(c).
For the avoidance of doubt, this Section 10.6 shall not prohibit payments required to be made pursuant to the Tax Protection Agreement (as in effect on the date hereof or as modified thereafter with the prior written consent of the Required Holders).
Notwithstanding the foregoing, if, at any time after the date hereof, the analogous covenant in Section 7.06 (Restricted Payments) of the Bank Credit Agreement (as in effect on the date hereof) (the “Bank Restricted Payment Covenant”) is deleted, removed, amended or otherwise modified to be more or less restrictive than this Section 10.6, then this Section 10.6 shall be deemed on the date of execution of any such deletion, removal, amendment or modification to the Bank Credit Agreement to be then and thereupon similarly deleted, removed, amended or otherwise modified under this Agreement without any further action on the part of the Parent, the Company or any of the Purchasers (until the Closing) or the holders of the Notes; provided that if a Default or Event of Default shall exist at the time the Bank Restricted Payment Covenant is so deleted, removed, amended or modified in a manner so as to be less restrictive on the Credit Parties, the prior written consent of the Required Holders shall be required as a condition to any such deletion, removal, amendment or other modification to this Section 10.6 for so long as such Default or Event of Default continues to exist; and provided, further, that if any fee or other consideration shall be paid to the Bank Lenders or holders of the Indebtedness under the Bank Credit Agreement in connection with any such deletion, removal, amendment or modification to the Bank Restricted Payment Covenant, the Equivalent Fee shall be paid to the Purchasers (until the Closing) and the holders of the Notes. If the Bank Credit Agreement is amended or modified to remove the Bank Restricted Payment Covenant and subsequent to any such amendment or modification, the Bank Credit Agreement is amended to re-insert the Bank Restricted Payment Covenant or an analogous covenant or event of default restricting or limiting Restricted Payments by any Credit Party, then such Bank Restricted Payment Covenant or other similar covenant or event of default shall automatically be incorporated by reference into this Agreement, mutatis mutandis, as if set forth fully herein, without any further action required on the part of any Person, effective as of the date when such covenant or event of default became effective under the Bank Credit Agreement. The Parent, the Company and the Required Holders shall from time to time promptly execute and deliver at the Credit Parties’ expense (including, without limitation, the reasonable fees and expenses of counsel for the Purchasers (until the Closing) and the holders of the Notes) an amendment to this Agreement in form and substance reasonably satisfactory to the Parent, the Company and the Required Holders evidencing any such amendment or modification to this Section 10.6; provided that the execution and delivery of such amendment or modification shall not be a precondition to the effectiveness of such amendment or modification.
Section 10.7Change in Nature of Business. The Parent and the Company will not, and will not permit any of their respective Subsidiaries to, engage in any material line of business other than acquiring and developing income producing real properties and investments related thereto (including the operation of the Empire State Observatory or other observatory properties) or any business reasonably related or ancillary thereto or representing a reasonable extension thereof.
Section 10.8Transactions with Affiliates. The Parent and the Company will not, and will not permit any of their respective Subsidiaries to, enter into directly or indirectly any transaction or group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate of the Parent, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Parent or a Subsidiary thereof as would be obtainable by the Parent or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to (a) transactions between or among the Company and its Subsidiaries at any time that the Parent is not a Guarantor, and transactions between or among the Parent and its Subsidiaries at any time that the Parent is a Guarantor, (b) fees and compensation (whether in the form of cash, equity or otherwise) paid or provided to, and any indemnity provided on behalf of, officers, directors or employees of the Parent or any Subsidiary thereof as determined in good faith by the board of directors of the Parent and in the ordinary course of business, (c) payments contemplated by the Tax Protection Agreement, (d) Restricted Payments not prohibited hereunder and (e) transactions and arrangements existing on the date hereof and disclosed in the reports filed by the Parent with the SEC under the Securities Act or the Securities Exchange Act prior to the date hereof.
Section 10.9Burdensome Agreements. The Parent and the Company will not, and will not permit any of their respective Subsidiaries to enter into or permit to exist any

Contractual Obligation (other than this Agreement or any other Financing Document) that limits the ability of (a) any Subsidiary to make Restricted Payments to the Parent, the Company or any Guarantor (or, following the Investment Grade Release, any Wholly-Owned Subsidiary of the Company that is a Direct Owner or Indirect Owner of an Unencumbered Eligible Property) or to otherwise transfer any Unencumbered Eligible Property, or any income therefrom or proceeds thereof, to the Parent, the Company or any Subsidiary, (b) the Parent or any Subsidiary of the Company that is an Unencumbered Property Subsidiary to Guarantee any Obligations or (c) the Parent, any Subsidiary of the Company that is an Unencumbered Property Subsidiary, any Controlled Joint Venture or any Controlled Joint Venture Subsidiary to create, incur, assume or suffer to exist Liens on any Unencumbered Eligible Property, any Equity Interest of the Company owned by the Parent, any Equity Interest of any Unencumbered Property Subsidiary, any Equity Interest of any Controlled Joint Venture owned by a Joint Venture Partner, any Equity Interest of any Controlled Joint Venture Subsidiary that owns an Unencumbered Eligible Property, or any income from or proceeds of any of the foregoing; provided, however, that clauses (a) and (c) above shall not prohibit customary limitations on Restricted Payments or Negative Pledges (i) provided in favor of any holder of Secured Indebtedness of a Subsidiary so long as (A) such Subsidiary is not an Unencumbered Property Subsidiary, a Controlled Joint Venture Subsidiary that owns an Unencumbered Eligible Property or a Controlled Joint Venture that owns a Controlled Joint Venture Subsidiary that owns an Unencumbered Eligible Property and (B) such Secured Indebtedness is permitted under Sections 10.3 and 10.11, (ii) contained in (A) any agreement in connection with a Disposition permitted by Section 10.5 (provided that such limitation shall only be effective against the assets or property that are the subject of such Disposition) or (B) the constituent documents of, or joint venture agreements or other similar agreements entered into in the ordinary course of business that are applicable solely to, a non-Wholly-Owned Subsidiary of the Company that is not a Controlled Joint Venture Subsidiary that owns an Unencumbered Eligible Property or a Controlled Joint Venture that owns a Controlled Joint Venture Subsidiary that owns an Unencumbered Eligible Property, (iii) arising by virtue of restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business so long as such restrictions do not apply to any Subsidiary that is an Unencumbered Property Subsidiary, a Controlled Joint Venture Subsidiary that owns an Unencumbered Eligible Property or a Controlled Joint Venture that owns a Controlled Joint Venture Subsidiary that owns an Unencumbered Eligible Property and (iv) that constitute Permitted Pari Passu Encumbrances.
Section 10.10Use of the Proceeds. The Company will apply the proceeds of the sale of the Notes hereunder in accordance with Section 5.14 hereof. The Company will not use any proceeds of the Notes, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, or (b) for any purpose that would breach or violate any applicable Anti-Money Laundering Laws or Anti-Corruption Laws.
Section 10.11Financial Covenants. The Parent and the Company will not:

(a)Maximum Leverage Ratio. Permit Total Indebtedness as of the last day of each fiscal quarter of the Parent to exceed 60% of the Total Asset Value on such day.
If, at any time after the date hereof, (1) a Net Debt Provision is inserted in the “Maximum Leverage Ratio” or any corresponding covenant in the 2015 Note Purchase Agreement, the 2017 Note Purchase Agreement, the 2020 Note Purchase Agreement, the 2024 Note Purchase Agreement and the 2025 Note Purchase Agreement (or all such agreements as may be outstanding and in effect at such time), or (2) each of the 2015 Note Purchase Agreement, the 2017 Note Purchase Agreement, the 2020 Note Purchase Agreement, the 2024 Note Purchase Agreement and the 2025 Note Purchase Agreement has been terminated or ceases to be outstanding and in effect and the Bank Credit Agreement contains a Net Debt Provision in the “Maximum Leverage Ratio” or any corresponding covenant in the Bank Credit Agreement as may be in effect at such time, then such Net Debt Provision shall automatically be incorporated by reference into this Agreement, mutatis mutandis, as if set forth fully herein, without any further action required on the part of any Person, effective as of the date when (x) such Net Debt Provision became effective under the 2015 Note Purchase Agreement, the 2017 Note Purchase Agreement, the 2020 Note Purchase Agreement, the 2024 Note Purchase Agreement and the 2025 Note Purchase Agreement (or all such agreements as may be outstanding and in effect at such time) or (y) the date on which the 2015 Note Purchase Agreement, the 2017 Note Purchase Agreement, the 2020 Note Purchase Agreement, the 2024 Note Purchase Agreement and the 2025 Note Purchase Agreement have all been terminated and the Bank Credit Agreement contains such Net Debt Provision as of such date. Notwithstanding the foregoing, if, at any time after any Net Debt Provision is incorporated by reference into this Agreement pursuant to this Section 10.11(a), the corresponding Net Debt Provision set forth in any of the 2015 Note Purchase Agreement, the 2017 Note Purchase Agreement, the 2020 Note Purchase Agreement, the 2024 Note Purchase Agreement, the 2025 Note Purchase Agreement or the Bank Credit Agreement is deleted, removed, amended or otherwise modified to be more or less restrictive, then the covenant or event of default so incorporated pursuant to this Section 10.11(a) shall similarly be deemed on the date of execution of any such deletion, removal, amendment or modification to the 2015 Note Purchase Agreement, the 2017 Note Purchase Agreement, the 2020 Note Purchase Agreement, the 2024 Note Purchase Agreement, the 2025 Note Purchase Agreement or the Bank Credit Agreement to be then and thereupon similarly deleted, removed, amended or otherwise modified under this Agreement without any further action on the part of the Parent, the Company or any of the holders of the Notes; provided that in no event shall any Net Debt Provision incorporated by reference into this Agreement be amended to eliminate or make less restrictive the 24 Month Maturities Cap – Total Indebtedness than that set forth in the definition of “Net Debt Provision” in effect on the date of this Agreement, and if the Net Debt Provision in any of the 2015 Note Purchase Agreement, the 2017 Note Purchase Agreement, the 2020 Note Purchase Agreement, the 2024 Note Purchase Agreement, the 2025 Note Purchase Agreement or the Bank Credit Agreement is different from the Net Debt Provision in any other such agreement, the Net Debt Provision incorporated by reference into this Agreement shall be deemed to be the most restrictive of such provisions in any such agreement at such time; provided, further, that if a Default or Event of Default shall exist at the time the Net Debt Provision is so deleted or removed or amended or modified in a manner so as to be less restrictive on the Credit Parties, the prior written consent of the Required Holders shall be required as a condition to any such deletion, removal, amendment or other modification to the Net Debt Provision incorporated pursuant to this Section 10.11(a) for so long as such Default or Event of Default continues to exist; and provided, further, that if any fee or other consideration shall be paid to the Bank Lenders or holders of the Indebtedness under the Bank Credit Agreement in connection with any such deletion, removal, amendment or modification to the Net Debt Provision, the Equivalent Fee shall be paid to the holders of the Notes. If the Bank Credit Agreement is amended or modified to remove any Net Debt Provision and subsequent to any such amendment or modification, the Bank Credit Agreement is amended to re-insert a Net Debt Provision, then such Net Debt Provision shall automatically be incorporated by reference into this Agreement, mutatis mutandis, as if set forth fully herein, without any further action required on the part of any Person, effective as of the date when such covenant or event of default became effective under the Bank Credit Agreement. The Parent, the Company and the Required Holders shall from time to time promptly execute and deliver at the Credit Parties’ expense (including, without limitation, the reasonable fees and expenses of counsel for the holders of the Notes) an amendment to this Agreement in form and substance reasonably satisfactory to the Parent, the Company and the Required Holders evidencing any such amendment or modification to this Section 10.11(a) to incorporate, delete, remove, amend or modify any Net Debt Provision as provided herein; provided that the execution and delivery of such amendment or modification shall not be a precondition to the effectiveness of such amendment or modification.
(b)Maximum Secured Leverage Ratio. Permit Total Secured Indebtedness as of the last day of each fiscal quarter of the Parent to exceed 40% of the Total Asset Value on such day.
(c)[Reserved].
(d)Minimum Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio as of the last day of any fiscal quarter of the Parent to be less than 1.50 to 1.00.
(e)Minimum Unencumbered Interest Coverage Ratio. Permit the Unencumbered Interest Coverage Ratio as of the last day of any fiscal quarter of the Parent to be less than 1.75 to 1.00.
(f)Maximum Unsecured Leverage Ratio. Permit Total Unsecured Indebtedness as of the last day of each fiscal quarter of the Parent to exceed 60% of the Unencumbered Asset Value on such day.
If, at any time after the date hereof, (1) a Net Debt Provision is inserted in the “Maximum Unsecured Leverage Ratio” or any corresponding covenant in the 2015 Note Purchase

Agreement, the 2017 Note Purchase Agreement, the 2020 Note Purchase Agreement, the 2024 Note Purchase Agreement and the 2025 Note Purchase Agreement (or all such agreements as may be outstanding and in effect at such time), or (2) each of the 2015 Note Purchase Agreement, the 2017 Note Purchase Agreement, the 2020 Note Purchase Agreement, the 2024 Note Purchase Agreement and the 2025 Note Purchase Agreement has been terminated or ceases to be outstanding and in effect and the Bank Credit Agreement contains a Net Debt Provision in the “Maximum Unsecured Leverage Ratio” or any corresponding covenant in the Bank Credit Agreement as may be in effect at such time, then such Net Debt Provision shall automatically be incorporated by reference into this Agreement, mutatis mutandis, as if set forth fully herein, without any further action required on the part of any Person, effective as of the date when (x) such Net Debt Provision became effective under the 2015 Note Purchase Agreement, the 2017 Note Purchase Agreement, the 2020 Note Purchase Agreement, the 2024 Note Purchase Agreement and the 2025 Note Purchase Agreement (or all such agreements as may be outstanding and in effect at such time) or (y) the date on which the 2015 Note Purchase Agreement, the 2017 Note Purchase Agreement, the 2020 Note Purchase Agreement, the 2024 Note Purchase Agreement and the 2025 Note Purchase Agreement have all been terminated and the Bank Credit Agreement contains such Net Debt Provision as of such date. Notwithstanding the foregoing, if, at any time after any Net Debt Provision is incorporated by reference into this Agreement pursuant to this Section 10.11(f), the corresponding Net Debt Provision set forth in any of the 2015 Note Purchase Agreement, the 2017 Note Purchase Agreement, the 2020 Note Purchase Agreement, the 2024 Note Purchase Agreement, the 2025 Note Purchase Agreement or the Bank Credit Agreement is deleted, removed, amended or otherwise modified to be more or less restrictive, then the covenant or event of default so incorporated pursuant to this Section 10.11(f) shall similarly be deemed on the date of execution of any such deletion, removal, amendment or modification to the 2015 Note Purchase Agreement, the 2017 Note Purchase Agreement, the 2020 Note Purchase Agreement, the 2024 Note Purchase Agreement, the 2025 Note Purchase Agreement or the Bank Credit Agreement to be then and thereupon similarly deleted, removed, amended or otherwise modified under this Agreement without any further action on the part of the Parent, the Company or any of the holders of the Notes; provided that in no event shall any Net Debt Provision incorporated by reference into this Agreement be amended to eliminate or make less restrictive the 24 Month Maturities Cap – Total Unsecured Indebtedness than that set forth in the definition of “Net Debt Provision” in effect on the date of this Agreement, and if the Net Debt Provision in any of the 2015 Note Purchase Agreement, the 2017 Note Purchase Agreement, the 2020 Note Purchase Agreement, the 2024 Note Purchase Agreement, the 2025 Note Purchase Agreement or the Bank Credit Agreement is different from the Net Debt Provision in any other such agreement, the Net Debt Provision incorporated by reference into this Agreement shall be deemed to be the most restrictive of such provisions in any such agreement at such time; provided, further, that if a Default or Event of Default shall exist at the time the Net Debt Provision is so deleted or removed or amended or modified in a manner so as to be less restrictive on the Credit Parties, the prior written consent of the Required Holders shall be required as a condition to any such deletion, removal, amendment or other modification to the Net Debt Provision incorporated pursuant to this Section 10.11(f) for so long as such Default or Event of Default continues to exist; and provided, further, that if any fee or other consideration shall be paid to the Bank Lenders or holders of the Indebtedness under the Bank Credit Agreement in connection with any such deletion, removal, amendment or modification to the Net Debt Provision, the Equivalent Fee shall be paid to the holders of the Notes. If the Bank Credit Agreement is amended or modified to remove any Net Debt Provision and subsequent to any such amendment or modification, the Bank Credit Agreement is amended to re-insert a Net Debt Provision, then such Net Debt Provision shall automatically be incorporated by reference into this Agreement, mutatis mutandis, as if set forth fully herein, without any further action required on the part of any Person, effective as of the date when such covenant or event of default became effective under the Bank Credit Agreement. The Parent, the Company and the Required Holders shall from time to time promptly execute and deliver at the Credit Parties’ expense (including, without limitation, the reasonable fees and expenses of counsel for the holders of the Notes) an amendment to this Agreement in form and substance reasonably satisfactory to the Parent, the Company and the Required Holders evidencing any such amendment or modification to this Section 10.11(f) to incorporate, delete, remove, amend or modify any Net Debt Provision as provided herein; provided that the execution and delivery of such amendment or modification shall not be a precondition to the effectiveness of such amendment or modification.
(g)Maximum Secured Recourse Indebtedness. If, at any time after the date hereof, a covenant or event of default is inserted in the Bank Credit Agreement that restricts or limits the amount of Secured Recourse Indebtedness that may be incurred, created, assumed, guaranteed or maintained by the Credit Parties and their Subsidiaries (or any one or more of them) (a “Bank Secured Recourse Indebtedness Covenant”), then such Bank Secured Recourse Indebtedness Covenant shall automatically be incorporated by reference into this Agreement, mutatis mutandis, as if set forth fully herein, without any further action required on the part of any Person, effective as of the date when such covenant or event of default became effective under the Bank Credit Agreement. Notwithstanding the foregoing, if, at any time after any Bank Secured Recourse Indebtedness Covenant is incorporated by reference into this Agreement pursuant to this Section 10.11(g), the corresponding Bank Secured Recourse Indebtedness Covenant set forth in the Bank Credit Agreement is deleted, removed, amended or otherwise modified to be more or less restrictive, then the covenant or event of default so incorporated pursuant to this Section 10.11(g) shall similarly be deemed on the date of execution of any such deletion, removal, amendment or modification to the Bank Credit Agreement to be then and thereupon similarly deleted, removed, amended or otherwise modified under this Agreement without any further action on the part of the Parent, the Company or any of the holders of the Notes; provided that if a Default or Event of Default shall exist at the time the Bank Secured Recourse Indebtedness Covenant is so deleted or removed or amended or modified in a manner so as to be less restrictive on the Credit Parties, the prior written consent of the Required Holders shall be required as a condition to any such deletion, removal, amendment or other modification to the covenant or event of default incorporated pursuant to this Section 10.11(g) for so long as such Default or Event of Default continues to exist; and provided, further, that if any fee or other consideration shall be paid to the Bank Lenders or holders of the Indebtedness under the Bank Credit Agreement in connection with any such deletion, removal, amendment or modification to the Bank Secured Recourse Indebtedness Covenant, the Equivalent Fee shall be paid to the holders of the Notes. If the Bank Credit Agreement is amended or modified to remove any Bank Secured Recourse Indebtedness Covenant and subsequent to any such amendment or modification, the Bank Credit Agreement is amended to re-insert a Bank Secured Recourse Indebtedness Covenant, then such Bank Secured Recourse Indebtedness Covenant shall automatically be incorporated by reference into this Agreement, mutatis mutandis, as if set forth fully herein, without any further action required on the part of any Person, effective as of the date when such covenant or event of default became effective under the Bank Credit Agreement. The Parent, the Company and the Required Holders shall from time to time promptly execute and deliver at the Credit Parties’ expense (including, without limitation, the reasonable fees and expenses of counsel for the holders of the Notes) an amendment to this Agreement in form and substance reasonably satisfactory to the Parent, the Company and the Required Holders evidencing any such amendment or modification to this Section 10.11(g) to incorporate, delete, remove, amend or modify any Bank Secured Recourse Indebtedness Covenant as provided herein; provided that the execution and delivery of such amendment or modification shall not be a precondition to the effectiveness of such amendment or modification.
Section 10.12Accounting Changes. The Parent and the Company will not, and will not permit any of their respective Subsidiaries to, make any change in (a) accounting policies or reporting practices, except as required or permitted by GAAP, or (b) their fiscal year.
Section 10.13Amendments, Waivers and Terminations of Organization Documents. The Parent and the Company will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, consent to, approve, authorize or otherwise suffer or permit any amendment, change, cancellation, termination or waiver in any respect of the terms of any Organization Document of any Credit Party or any Subsidiary thereof, other than amendments, changes and modifications that are not adverse in any material respect to the Parent, any of the other Credit Parties, any Subsidiary thereof, or any of the holders of the Notes.
Section 10.14Parent Covenants. Notwithstanding anything to the contrary contained in any Financing Document, at any time that the Parent is not a Guarantor the Parent shall not directly or indirectly enter into or conduct any business other than in connection with the ownership, acquisition and disposition of interests in the Company and, if applicable, direct interests in the Company, and the management of the business of the Company, and such activities as are incidental thereto, all of which shall be solely in furtherance of the business of the Company. The Parent shall not own any assets other than (a) interests, rights, options, warrants or convertible or exchangeable securities of the Company, (b) assets that have been distributed to the Parent by its Subsidiaries in accordance with Section 10.6 that are held for ten (10) Business Days or less pending further distribution to equity holders of the Parent, (c) assets received by the Parent from third parties (including the Net Cash Proceeds from any issuance and sale by the Parent of any its Equity Interests), that are held for ten (10) Business Days or less pending contribution of same to the Company, (d) such bank accounts or similar instruments as it deems necessary to carry out its responsibilities under the Organization Documents of the Company and (e) other tangible and intangible assets that, taken as a whole, are de minimis in relation to the net assets of the Company and its Subsidiaries, but which shall in no event include any Equity Interests other than those permitted in clauses (a) and (c) of this sentence. Nothing in this Section 10.14 shall prevent the Parent from (i) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (ii) the performance of its obligations with respect to the Financing Documents, (iii) any public offering of its common stock or any other issuance or sale of its Equity Interests, (iv) the payment of dividends, (v) making contributions to the capital of the Company, (vi) participating in tax, accounting and other administrative matters as a member of the consolidated group of the Parent and the Company, (vii) providing indemnification to officers, managers and directors, (viii) any activities incidental to compliance with the provisions of the Securities Act, the Securities Exchange Act, any rules and regulations promulgated thereunder, and the rules of national securities exchanges, in each case, as applicable to companies with listed equity or debt securities, as well as activities incidental to investor relations, shareholder meetings and reports to shareholders or debt holders and (ix) any activities incidental to the foregoing.
Section 10.15Economic Sanctions, Etc. The Parent and the Company will not, and will not permit any Controlled Entity to (a) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or (b) directly or indirectly have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any Purchaser (until the Closing) or holder of Notes (as applicable) or any affiliate of such Purchaser or holder to be in violation of, or subject to sanctions under, any law or regulation applicable to such Purchaser or holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions Laws.
SECTION 11.EVENTS OF DEFAULT.
An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:
(a)the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or
(b)the Company defaults in the payment of any interest on any Note for more than five (5) Business Days after the same becomes due and payable; or
(c)the Parent or the Company defaults in the performance of or compliance with any term contained in Sections 7.1(g), 7.1(h), 7.1(i)(i), 7.1(m), 9.2, 9.5 (with respect to the Parent, the Company and each Unencumbered Property Subsidiary) or 10 or any Guarantor fails to perform or observe any term, covenant or agreement contained in the Guaranty Agreement; or

(d)the Company or any other Credit Party defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)) or in any other Financing Document and such default is not remedied within thirty (30) days after the earlier of (A) a Responsible Officer of the Company or the Parent obtaining actual knowledge of such default and (B) the Company or the Parent receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or
(e)(i) any representation or warranty made in writing by or on behalf of the Parent or the Company or by any officer of the Parent or the Company in this Agreement or any document delivered pursuant to this Agreement proves to have been false or incorrect in any material respect on the date as of which made, or (ii) any representation or warranty made in writing by or on behalf of any Guarantor or by any officer of such Guarantor in the Guaranty Agreement or any document delivered pursuant to the Guaranty Agreement proves to have been false or incorrect in any material respect on the date as of which made; or
(f)(i) any Credit Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), in respect of any Recourse Indebtedness or Guarantee of Recourse Indebtedness (other than Indebtedness under this Agreement and the Notes and Indebtedness under Swap Contracts) having an aggregate principal amount of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee, or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded, (ii) any Credit Party or any Subsidiary thereof fails to observe or perform any agreement or condition relating to any Nonrecourse Indebtedness or Guarantee of Nonrecourse Indebtedness having an aggregate principal amount in excess of the Threshold Amount, or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded or (iii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Credit Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which any Credit Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Credit Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or
(g)the Parent, the Company or any Significant Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or (v) is adjudicated as insolvent or to be liquidated; or
(h)a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Parent, the Company or any Significant Subsidiary, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Parent, the Company or any Significant Subsidiary, or any such petition shall be filed against the Parent, the Company or any Significant Subsidiary and such petition shall not be dismissed, discharged or stayed within sixty (60) days; or
(i)(i) one or more final judgments or orders (including, without limitation, any such final order enforcing a binding arbitration decision) for the payment of money aggregating in excess of $50,000,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, are rendered against one or more of the Parent, the Company or any Significant Subsidiary and, in the case of either (i) or (ii) herein, such judgments are not, within sixty (60) days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; or
(j)if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under Section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA Section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of Section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed an amount that could reasonably be expected to have a Material Adverse Effect, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect. As used in this Section 11(j), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in Section 3 of ERISA; or
(k)other than in accordance with the terms of Section 9.7(b) of this Agreement or Section 10 or Section 12.1 of the Guaranty Agreement, the Guaranty Agreement shall cease to be in full force and effect, any Guarantor or any Person acting on behalf of any Guarantor shall contest in any manner the validity, binding nature or enforceability of the Guaranty Agreement, or the obligations of any Guarantor under the Guaranty Agreement are not or cease to be legal, valid, binding and enforceable in accordance with the terms of the Guaranty Agreement; or
(l)there occurs any Change of Control; or
(m)the Parent shall, for any reason, fail to maintain its status as a REIT, after taking into account any cure provisions set forth in the Code that are complied with by the Parent.
SECTION 12.REMEDIES ON DEFAULT, ETC.
Section 12.1Acceleration.
(a)If an Event of Default with respect to the Parent, the Company or any Unencumbered Property Subsidiary described in Section 11(g) or (h) (other than an Event of Default described in clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.
(b)If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.
(c)If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such

Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.
Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the applicable Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.
Section 12.2Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note or the Guaranty Agreement, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.
Section 12.3Rescission. At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.
Section 12.4No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement, the Guaranty Agreement or any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable and documented attorneys’ fees, expenses and disbursements.
SECTION 13.REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.
Section 13.1Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. If any holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement. Prior to due presentment for registration of transfer, the Person(s) in whose name any Note(s) shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes. The parties intend to treat the Notes as being in “registered form” under Section 5f.103-1(c) of the United States Treasury Regulations and shall interpret this Agreement consistent therewith.
Section 13.2Transfer and Exchange of Notes. Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within fifteen (15) Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Schedule 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2. Notwithstanding anything to the contrary in this Agreement, no holder will have the right to transfer any Notes to a Competitor unless an Event of Default has occurred and is continuing.
Section 13.3Replacement of Notes. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and
(a)in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $25,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or
(b)in the case of mutilation, upon surrender and cancellation thereof, within ten (10) Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.
SECTION 14.PAYMENTS ON NOTES.
Section 14.1Place of Payment. Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York City, New York at the principal office of JPMorgan Chase Bank, N.A. in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.
Section 14.2Payment by Wire Transfer. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose below such Purchaser’s name in Schedule B, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.
Section 14.3Tax Indemnification; Evidence of Exemption from U.S. Withholding Tax.
(a)Withholding. Any and all payments on any Note or any other payments made pursuant to this Agreement or any other Financing Document by a Credit Party shall be made without deduction or withholding of any Tax, except as required by applicable Law. If any applicable Law (as determined in the good faith of the Parent or the Company) requires the deduction or withholding of any Tax from any payment on any Note or any other payment made pursuant to this Agreement or any other Financing Document by a Credit Party, then the applicable Credit Party shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable holder receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)Indemnification by the Credit Parties. The Credit Parties shall indemnify each holder of a Note, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such holder or required to be withheld or deducted from a payment to such holder and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the relevant Credit Party by a holder of the Notes shall be conclusive absent manifest error.
(c)Evidence of Payments. As soon as practicable after any payment of Taxes by a Credit Party to a Governmental Authority pursuant to this Section 14.3, such Credit Party shall deliver to the applicable holder(s) of the Notes an original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to such holder.
(d)Evidence of Exemption. By acceptance of any Note, the holder of such Note agrees that such holder will with reasonable promptness, to the extent it is legally entitled to do so, duly complete and deliver to the Parent and the Company, or to such other Person as may be reasonably requested by the Parent or the Company, from time to time a properly executed Internal Revenue Service Form W-9, W-8BEN, W- 8BEN-E,

W-8ECI, W-8EXP or W-8IMY, as applicable, in each case together with any required attachments and establishing any exemption from, or reduction of, U.S. federal withholding tax with respect to payments in connection with the Notes under the Law in effect as of the date that such holder acquires a Note or a beneficial ownership interest in such Note. Each holder of a Note or of a beneficial ownership interest in a Note further agrees that (i) such holder shall, to the extent it is legally entitled to do so, deliver to the Parent and the Company (or such other Credit Party as directed by the Parent or the Company) (in such number of copies as shall be requested by the recipient) on or prior to the date on which such holder acquires a Note or a beneficial ownership interest in a Note (and from time to time thereafter upon the reasonable request of the Parent, the Company or such other requesting Credit Party), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal, state or local withholding taxes (copies of which shall have been provided by the Parent or the Company to such holder), duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the applicable Credit Party to determine the withholding or deduction required to be made and (ii) if reasonably requested by the Parent or the Company, such holder of a Note or of a beneficial ownership interest in a Note shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Parent or the Company (copies of which shall have been provided by the Parent or the Company to such holder) as will enable the Parent, the Company or such other Credit Party to determine whether or not such holder is subject to backup withholding or information reporting requirements, provided, however, that notwithstanding anything to the contrary in the immediately preceding clauses (i) and (ii), the completion, execution and submission of such documentation (other than, for the avoidance of doubt, such documentation set forth in the first sentence of this Section 14.3(d) shall not be required if in the Note holder’s reasonable judgment such completion, execution or submission would materially prejudice the legal or commercial position of such holder or subject such holder to any material unreimbursed cost or expense. In addition, by acceptance of any Note, the holder of such Note agrees that such holder will with reasonable promptness duly complete and deliver to the Parent and the Company, or to such other Person as may be reasonably requested by the Parent or the Company, from time to time (a) in the case of any such holder that is a United States Person, such holder’s United States tax identification number or other forms reasonably requested by Parent necessary to establish such holder’s status as a United States Person under FATCA and as may otherwise be necessary for each of the Credit Parties to comply with its obligations under FATCA and (b) in the case of any such holder that is not a United States Person, such documentation prescribed by applicable Law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be necessary for each Credit Party to comply with its obligations under FATCA and to determine that such holder has complied with such holder’s obligations under FATCA or to determine the amount (if any) to deduct and withhold from any such payment made to such holder. Nothing in this Section 14.3 shall require any holder to disclose its tax returns or provide information that, in the reasonable determination of such holder, is confidential or proprietary to such holder unless any of the Credit Parties are required to obtain such information under FATCA and, in such event, the Credit Parties shall treat any such information it receives as confidential.
(e)Treatment of Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 14.3 (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (e) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph (e) shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(f)Survival. Each party’s obligations under this Section 14.3 shall survive the transfer of a Note, and the payment in full of all obligations under this Agreement and the other Financing Documents.
SECTION 15.EXPENSES, ETC.
Section 15.1Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including, but with respect to the payment of attorneys’ fees, limited to, reasonable and documented attorneys’ fees of one special counsel and, if reasonably required by the Required Holders, one local or other counsel in each applicable jurisdiction for the Purchasers and the holders) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Guaranty Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Guaranty Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Guaranty Agreement or the Notes, or by reason of being a holder of any Note, (b) the costs and expenses, including fees of one financial advisor for the Purchasers and holders of Notes, as a whole, incurred in connection with the insolvency or bankruptcy of the Company or any Significant Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and the Guaranty Agreement and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO provided, that such costs and expenses under this clause (c) shall not exceed $5,500 and (d) if required by the NAIC, the cost of obtaining and maintaining a Legal Entity Identifier (LEI).
The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, (i) all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes), (ii) any and all wire transfer fees that any bank deducts from any payment under such Note to such holder or otherwise charges to a holder of a Note with respect to a payment under such Note and (iii) subject to Section 14.3, any judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense (including reasonable attorneys’ fees and expenses) or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Notes by the Company. For the avoidance of doubt, this Section 15.1 shall not apply with respect to any Taxes, other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim, judgment, order or decree.
Section 15.2Survival. The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, the Guaranty Agreement or the Notes, and the termination of this Agreement.
SECTION 16.SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.
All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Parent or the Company pursuant to this Agreement shall be deemed representations and warranties of the Parent or the Company, as applicable, under this Agreement. Subject to the preceding sentence, this Agreement, the Notes and the Guaranty Agreement embody the entire agreement and understanding between each Purchaser, the Parent and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.
SECTION 17.AMENDMENT AND WAIVER.
Section 17.1Requirements. This Agreement, including the defined terms in Schedule A (including, for the avoidance of doubt, the definition of “Minimum Property Condition”), and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), only with the written consent of the Company and the Required Holders, except that:
(a)No amendment or waiver of any of Sections 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used     therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing;
(b)No amendment or waiver may, without the written consent of each Purchaser (until the Closing) and each holder of a Note at the time outstanding directly affected thereby, (i) subject to Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of (x) interest on the Notes or (y) the Make-Whole Amount, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any amendment or waiver or the principal amount of the Notes that the Purchasers are to purchase pursuant to Section 2 upon the satisfaction of the conditions to Closing that appear in Section 4, or (iii) amend any of Sections 8 (except as set forth in the second sentence of Section 8.2 and Section 17.1(c)), 11(a), 11(b), 12, 14.3, 17 or 20; and
(c)Section 8.5 may be amended or waived to permit offers to purchase made by the Company or an Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions (in addition to any payment and prepayment rights that the Company has under Sections 8.1 and 8.2 hereof on the date hereof) only with the written consent of the Company and the Super-Majority Holders.
Section 17.2Solicitation of Holders of Notes.
(a)Solicitation. The Company and the Parent will provide each Purchaser (until the Closing) and each holder of a Note with sufficient information, sufficiently far in advance of the date a decision is required, to enable such Purchaser or holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes or the Guaranty Agreement. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to this Section 17 or the Guaranty Agreement to each Purchaser (until the Closing) and each holder of a Note promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite Purchasers or holders of Notes.
(b)Payment. Neither the Parent nor the Company will directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any Purchaser or holder of a Note as consideration for or as an inducement to the entering into by such Purchaser (until the Closing) or holder of any waiver or amendment of any of the terms and provisions hereof or of the Guaranty Agreement or any Note unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each such Purchaser and holder of a Note even if such Purchaser or holder did not consent to such waiver or amendment.
(c)Consent in Contemplation of Transfer. Any consent given pursuant to this Section 17 or the Guaranty Agreement by a holder of a Note that has transferred or has agreed to transfer its Note to (i) the Company, (ii) the Parent, (iii) any Subsidiary or any Affiliate of the Company or the Parent or (iv) any other Person in connection with, or in anticipation of, a tender offer for or merger with the Company, the Parent and/or any of their respective Subsidiaries or Affiliates (either pursuant to a waiver under Section 17.1(c) or subsequent to Section 8.5 having been amended pursuant to Section 17.1(c)) in connection with such consent shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.
Section 17.3Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 17 or the Guaranty Agreement applies equally to all Purchasers (until the Closing) and holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company and the Parent without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company or the Parent and any Purchaser or holder of a Note and no delay in exercising any rights hereunder or under any Note or the Guaranty Agreement shall operate as a waiver of any rights of any Purchaser or any holder of such Note.
Section 17.4Notes Held by Company, Etc. Solely for the purpose of determining whether the holders of all or the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, the Guaranty Agreement or the Notes, or have directed the taking of any action provided herein or in any the Guaranty Agreement or the Notes to be taken upon the direction of the holders of all or a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company, the Parent or any of their respective Affiliates shall be deemed not to be outstanding.
SECTION 18.NOTICES.
Except to the extent otherwise provided in Section 7.4, all notices and communications provided for hereunder shall be in writing and sent (a) by valid electronic mail (to the extent such recipient shall have specified an email address to the sender in writing for the receipt of notices and communications), or (b) by registered or certified mail with return receipt requested or express or priority mail with on-line tracking service available (postage prepaid), (c) by an internationally recognized overnight delivery service (with charges prepaid) or (d) by email if the recipient has provided an email address in its notice details. Any such notice must be sent:

(i)if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule B, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,
(ii)if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or
(iii)if to the Company or the Parent, to the Company or the Parent at:
c/o Empire State Realty Trust, Inc.
111 West 33rd Street, 12th Floor
New York, New York 10120
Attention: Christina Chiu, President
Telephone: (212) 850-2777
Email: cchiu@esrtreit.com
with a copy to:
111 West 33rd Street, 12th Floor
New York, New York 10120
Attention: Susanne Lieu, Chief Counsel, Real Estate
Telephone: (212) 850-2720
Email: legal@esrtreit.com
or at such other address as the Company or the Parent, as applicable, shall have specified to the holder of each Note in writing.
Notices under this Section 18 will be deemed given only when actually received.
SECTION 19.REPRODUCTION OF DOCUMENTS.
This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser on the date of this Agreement and at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser or holder of Notes, may be reproduced by such Purchaser or holder by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser or holder may destroy any original document so reproduced. The Company and the Parent agree and stipulate that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser or holder of Notes in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or the Parent or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.
SECTION 20.CONFIDENTIAL INFORMATION.
For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company, the Parent or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company, the Parent or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company, the Parent or any Subsidiary through no act by such Purchaser or any Person acting on such Purchaser’s behalf in violation of this Section 20 or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its Affiliates, and its and their respective directors, officers, equity holders, members, managers, employees (legal and contractual), agents, partners, attorneys and trustees (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its auditors, financial advisors, investment advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (v) any Person from which it offers to purchase any Security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes, this Agreement or the Guaranty Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company or the Parent in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company or the Parent embodying this Section 20.
In the event that as a condition to receiving access to information relating to the Company, the Parent or their respective Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through Intralinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 20, this Section 20 shall not be amended thereby and, as between such Purchaser or such holder and the Company and the Parent, this Section 20 shall supersede any such other confidentiality undertaking.
SECTION 21.SUBSTITUTION OF PURCHASER.
Each Purchaser shall have the right to substitute any one of its Affiliates or another Purchaser or any one of such other Purchaser’s Affiliates (a “Substitute Purchaser”) as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser. In the event that such Substitute Purchaser is so substituted as a Purchaser hereunder and such Substitute Purchaser thereafter transfers to such original Purchaser all of the Notes then held by such Substitute Purchaser, upon receipt by the Company of notice of such transfer, any reference to such Substitute Purchaser as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.
SECTION 22.MISCELLANEOUS.
Section 22.1Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not, except that, subject to Section 10.5, neither the Parent nor the Company may assign or otherwise transfer any of its rights or obligations hereunder or under the Notes without the prior written consent of each holder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.
Section 22.2Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Financing Document, and either the Parent or the Required Holders shall so request, the Company and the Required Holders of the Notes shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Holders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) the Company shall provide to the holders of the Notes financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. For purposes of determining compliance with this Agreement (including, without limitation, Section 9, Section 10 and the definition of “Indebtedness”), any election by the Company or the Parent to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option, International Financial Reporting Standards 9 – Financial Instruments or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.
Section 22.3Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.
Section 22.4Construction, Etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person. Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company under Delaware law (or any comparable event under a different jurisdiction’s laws), or an allocation of assets to one or a series of limited liability companies pursuant to a division or plan of division (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).
Section 22.5Counterparts; Electronic Contracting. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. The parties agree to electronic contracting and signatures with respect to this Agreement and the other Financing Documents (other than the Notes). Delivery of an electronic signature to, or a signed copy of, this Agreement or any other Financing Document (other than the Notes) by facsimile, email or other electronic transmission shall be fully binding on the parties to the same extent as the delivery of the signed originals and shall be admissible into evidence for all purposes. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the other Financing Documents (other than the Notes) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Company, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Notwithstanding the foregoing, if any Purchaser or any holder of Notes shall request manually signed counterpart signatures to this Agreement or any other Financing Documents, the Company hereby agrees to use its reasonable endeavors to provide (or cause the applicable Subsidiary Guarantor to provide) such manually signed signature pages as soon as reasonably practicable.
Section 22.6Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.
Section 22.7Jurisdiction and Process; Waiver of Jury Trial.
(a)Each party hereto and each holder of a Note (a) irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to any Financing Document and (b) to the fullest extent permitted by applicable law, irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
(b)Each party hereto and each holder of a Note consents to process being served by or on behalf of any other such party or holder in any suit, action or proceeding of the nature referred to in Section 22.7(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such party or holder shall then have been notified pursuant to said Section. Each of them agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.
(c)Nothing in this Section 22.7 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.
(d)The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.
Section 22.8Recourse to Credit Parties. Neither the Parent (whether in its capacity as a general partner of the Company or otherwise), so long as the Parent is not a Guarantor, nor any of its Affiliates or its or its Affiliates’ past, present or future shareholders, partners, members, officers, employees, servants, executives, directors, agents or representatives, in each case other than the Company and Guarantors (each such Person that is not the Company or a Guarantor, an “Exculpated Party”) shall be liable for payment of any Obligations due hereunder or under any other Financing Document. The sole recourse of the holders of the Notes for satisfaction of the Obligations due hereunder or under any other Financing Document shall be against the Company, the Guarantors and their respective assets and not against any assets or property of any Exculpated Party. In the event that an Event of Default occurs, no action shall be brought against any Exculpated Party by virtue of its direct or indirect ownership interest in the Company, the Guarantors or their respective assets and, if the Notes are at any time secured by collateral, in the event of any foreclosure on such collateral, no judgment for any deficiency upon the Obligations due hereunder or any other Financing Document shall be obtainable by the Purchasers or the holders against any Exculpated Party.
* * * * *

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you, the Parent and the Company.
Very truly yours,
EMPIRE STATE REALTY OP, L.P.
By:    Empire State Realty Trust, Inc., its General Partner
By:    /s/ Stephen Horn
Name:    Stephen V. Horn
Title:    Chief Financial Officer
EMPIRE STATE REALTY TRUST, INC.
By:    /s/ Stephen Horn
Name:    Stephen V. Horn
Title:    Chief Financial Officer

[Signature page to Note Purchase Agreement – Empire State Reality]

This Agreement is hereby accepted and agreed to as of the date hereof.
NEW YORK LIFE INSURANCE COMPANY
By:     NYL Investors LLC, its Investment Manager

By: /s/ Andrew Leisman______________________________
Name: Andrew Leisman, CFA
Title: Senior Director

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
By:     NYL Investors LLC, its Investment Manager

By: /s/ Andrew Leisman______________________________
Name: Andrew Leisman, CFA
Title: Senior Director

[Signature page to Note Purchase Agreement – Empire State Realty]

LOTUS REINSURANCE COMPANY LTD.
By: PGIM, Inc., as investment manager

By:_/s/ Bryan Chen__________________________________
Vice President

PAR U HARTFORD LIFE & ANNUITY COMFORT TRUST
By: Prudential Arizona Reinsurance Universal Company, as grantor
By: PGIM, Inc., as investment manager

By:_ /s/ Bryan Chen__________________________________
Vice President

PAR U HARTFORD LIFE INSURANCE COMFORT TRUST
By: Prudential Arizona Reinsurance Universal Company, as grantor
By: PGIM, Inc., as investment manager

By:_ /s/ Bryan Chen__________________________________
Vice President

PRUDENTIAL ARIZONA REINSURANCE CAPTIVE COMPANY
By: as Successor by Merger to Prudential Arizona Reinsurance Term Company
By: PGIM Inc., as investment manager

By:_ /s/ Bryan Chen__________________________________
Vice President

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
By: PGIM, Inc., as investment manager
[Signature page to Note Purchase Agreement – Empire State Realty]

By:_ /s/ Bryan Chen__________________________________
Vice President

[Signature page to Note Purchase Agreement – Empire State Realty]

Schedule A
Defined Terms
As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:
“2015 Note Purchase Agreement” means that certain Note Purchase Agreement, dated March 27, 2015, between the Company, the Parent and the respective purchasers named therein, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof.
“2017 Note Purchase Agreement” means that certain Note Purchase Agreement, dated December 13, 2017, between the Company, the Parent and the respective purchasers named therein, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof.
“2020 Note Purchase Agreement” means that certain Note Purchase Agreement, dated March 17, 2020, between the Company, the Parent and the respective purchasers named therein, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof.
“2024 Note Purchase Agreement” means that certain Note Purchase Agreement, dated April 10, 2024, between the Company, the Parent and the respective purchasers named therein, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof.
“2025 Note Purchase Agreement” means that certain Note Purchase Agreement, dated October 15, 2025, between the Company, the Parent and the respective purchasers named therein, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof.
“Acceptable Note Rating Agency” means (a) any one of S&P, Moody’s, Fitch, DBRS or Kroll and (b) any other “nationally recognized credit rating organization” within the meaning of Section 3(a)(62) of the Exchange Act that is recognized by the SEC and is approved as a “Credit Rating Provider” (or other similar designation) by the NAIC, other than Egan Jones Rating Company and its successors.
“Adjusted EBITDA” means, as of any date of determination, an amount equal to (i) EBITDA for the Consolidated Group (excluding Observatory EBITDA) for the then most recently ended fiscal quarter of Parent multiplied by four, plus Observatory EBITDA for the then most recently ended period of four fiscal quarters of Parent, minus (ii) tenancy in common interests that are owned by a third party for any Properties that are multifamily properties and the aggregate Annual Capital Expenditure Adjustment for all Real Properties.

“Adjusted Unencumbered NOI” means, for any period for any Unencumbered Eligible Property, (i) Unencumbered NOI for such Unencumbered Eligible Property for such period, minus (ii) the Annual Capital Expenditure Adjustment for such Unencumbered Eligible Property.
“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Parent.
“Agreement” means this Note Purchase Agreement, including all Schedules attached hereto, as it may be amended, restated, supplemented or otherwise modified from time to time.
“Annual Capital Expenditure Adjustment” for any Real Property shall be an amount equal to, without duplication, (a) the product of (i) $0.25 (in the case of office properties and the Empire State Observatory) or $0.15 (in the case of retail properties) multiplied by (ii) the aggregate net rentable area (determined on a square feet basis) of such Real Property or (b) the product of (i) $200 (in the case of multifamily properties) multiplied by (ii) the aggregate number of units in such Real Property.
“Anti-Corruption Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.
“Anti-Money Laundering Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.
“Attributable Indebtedness” means, on any date, in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.
“Bank Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of March 8, 2024, by and among the Parent, the Company, the Bank Lenders, Bank of America, N.A. as administrative agent for the Bank Lenders, and each of the other Persons party thereto, as amended by that certain First Amendment to Credit Agreement, dated as of May 28, 2025, by and among the Parent, the Company, the Bank Lenders, Bank of America, N.A. as administrative agent for the Bank Lenders, and each of the other Persons party thereto, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof.
“Bank Lenders” means each of the lenders from time to time party to the Bank Credit Agreement.
“Bank Restricted Payment Covenant” is defined in Section 10.6.
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“Bank Secured Recourse Indebtedness Covenant” is defined in Section 10.11(g).
“Blocked Person” means (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (c) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (a) or (b).
“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.
“Capitalization Rate” means (a) in the case of (i) any office property located in the New York City central business district and (ii) the Empire State Observatory, six and three-quarter percent (6.75%), (b) in the case of any office property (other than a New York City central business district office property or the Empire State Observatory), seven and one-half percent (7.50%), (c) in the case of any retail property, seven and one-quarter percent (7.25%) and (d) in the case of any multifamily property, five and three-quarters percent (5.75%).
Notwithstanding the foregoing, if, at any time after the date hereof, the definition of “Capitalization Rate” set forth the Bank Credit Agreement is amended or otherwise modified to be more or less restrictive than the definition set forth in this Agreement, then the definition of “Capitalization Rate” as set forth herein shall be deemed on the date of execution of any such amendment or modification to the Bank Credit Agreement to be then and thereupon similarly amended or otherwise modified under this Agreement without any further action on the part of the Parent, the Company or any of the holders of the Notes; provided that if a Default or Event of Default shall exist at the time any such amendment or modification to the Bank Credit Agreement is executed which makes the definition of “Capitalization Rate” less restrictive on the Credit Parties, no amendment or other modification to the definition of “Capitalization Rate” set forth in this Agreement shall be effective so long as such Default or Event of Default continues to exist without the prior written consent of the Required Holders; and provided, further, that if any fee or other consideration shall be paid to the Bank Lenders or holders of the Indebtedness under the Bank Credit Agreement in connection with any such amendment or modification, the Equivalent Fee shall be paid to the holders of the Notes. Notwithstanding the foregoing, in no event shall a modification to the definition of “Capitalization Rate” be deemed incorporated into this Agreement as provided above to make such definition less restrictive on the Credit Parties than the definition of “Capitalization Rate” set forth in this Agreement as of the date hereof without the prior written consent of the Required Holders and no Equivalent Fee need be paid to the holders of the Notes unless such written consent is provided by the Required Holders. The Parent, the Company and the Required Holders shall from time to time promptly execute and deliver at the Credit Parties’ expense (including, without limitation, the reasonable fees and expenses of counsel for the holders of the Notes) an amendment to this Agreement in form and substance reasonably satisfactory to the Parent, the Company and the Required Holders evidencing any such amendment or modification to the definition of “Capitalization Rate” which
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is deemed to be incorporated herein pursuant to this paragraph; provided that the execution and delivery of such amendment or modification shall not be a precondition to the effectiveness of such amendment or modification.
“Cash Equivalents” means any of the following types of Investments:
(a)    readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;
(b)    time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Bank Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than one year from the date of acquisition thereof;
(c)    commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-2” (or the then equivalent grade) by Moody’s or at least “A-2” (or the then equivalent grade) by S&P, in each case with maturities of not more than 270 days from the date of acquisition thereof;
(d)    reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; and
(e)    Investments, classified in accordance with GAAP as current assets of the Parent or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have at least the second highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b), (c) and (d) of this definition.
“Change of Control” means an event or series of events by which:
(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person
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or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the equity securities of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);
(b)    during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or
(c)    (i) the Parent shall cease to be the sole general partner of the Company or shall cease to own, directly, 100% of the general partnership interests of the Company, free and clear of all Liens (other than Permitted Equity Encumbrances) or (ii) any holder of a limited partnership interest in the Company is provided with or obtains voting rights with respect to such limited partnership interest that are more expansive in any material respect than the voting rights afforded to limited partners of the Company under the Organization Documents of the Company in effect on the date hereof.
Notwithstanding the foregoing, if, at any time after the date hereof, the definition of “Change of Control” set forth in the Bank Credit Agreement (as in effect on the date hereof) is amended or otherwise modified to delete, remove or amend clause (b) of such definition, then the definition of “Change of Control” as set forth herein shall be deemed on the date of execution of any such amendment or modification to the Bank Credit Agreement to be then and thereupon similarly amended or otherwise modified under this Agreement to delete, remove or amend clause (b) hereof without any further action on the part of the Parent, the Company or any of the holders of the Notes; provided that if a Default or Event of Default shall exist at the time any such amendment or modification to the Bank Credit Agreement is executed, no such amendment or other modification to the definition of “Change of Control” set forth in this Agreement shall be effective so long as such Default or Event of Default continues to exist without the prior written consent of the Required Holders; and provided, further, that if any fee or other consideration shall be paid to the Bank Lenders or holders of the Indebtedness under the Bank Credit Agreement in connection with any such amendment or modification, the Equivalent Fee shall be paid to the holders of the Notes. The Parent, the Company and the Required Holders shall from time to time promptly execute and deliver at the Credit Parties’ expense (including, without limitation, the reasonable fees and expenses of counsel for the holders of the Notes) an amendment to this Agreement in form and substance reasonably satisfactory to the Parent, the Company and the Required Holders evidencing any such amendment or modification to the
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definition of “Change of Control” which is deemed to be incorporated herein pursuant to this paragraph; provided that the execution and delivery of such amendment or modification shall not be a precondition to the effectiveness of such amendment or modification.
“Closing” is defined in Section 3.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.
“Company” is defined in the introductory paragraph hereof.
“Competitor” means any Person who is actively engaged in a line of business that is substantially similar to any line of business in which any of the Parent or any of its Subsidiaries are engaged on the date of this Agreement as described in the Parent’s Annual Report on Form 10-K for the year ended December 31, 2025 or the Company’s Annual Report on Form 10-K for the year ended December 31, 2025; provided, however, that (a) in no event shall any insurance company, bank, trust company, pension plan, savings and loan association, investment company, investment advisor, broker or dealer or any other similar financial institution or entity (regardless of legal form) be deemed to be a Competitor, and (b) in no event shall any Purchaser or holder of Notes which maintains passive investments in any Person which is a Competitor be deemed a Competitor, it being agreed that the normal administration of the investment and enforcement thereof shall be deemed not to cause such Purchaser or holder to be a “Competitor”.
“Confidential Information” is defined in Section 20.
“Consolidated Group” means, collectively, the Credit Parties and their Consolidated Subsidiaries.
“Consolidated Group Pro Rata Share” means, with respect to any Unconsolidated Affiliate, the percentage interest held by the Consolidated Group, in the aggregate, in such Unconsolidated Affiliate determined by calculating the percentage of Equity Interests of such Unconsolidated Affiliate owned by the Consolidated Group.
“Consolidated Party” means a member of the Consolidated Group.
“Consolidated Subsidiaries” means, as to any Person, all Subsidiaries of such Person that are consolidated with such Person for financial reporting purposes under GAAP.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing.
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“Controlled Entity” means (i) any of the Subsidiaries of the Parent and any of their or the Parent’s respective Controlled Affiliates and (ii) if the Parent has a parent company, such parent company and its Controlled Affiliates.
“Controlled Joint Venture” means a Subsidiary of the Company (the “Specified Subsidiary”) that (a) is organized under the laws of the United States or a state thereof or the District of Columbia (and each Subsidiary of the Company that directly or indirectly owns any Equity Interests in the Specified Subsidiary is also organized under the laws of the United States or a state thereof or the District of Columbia), (b) owns or ground leases a Property (either directly or through a Controlled Joint Venture Subsidiary), (c) is not a borrower or guarantor of, or otherwise obligated in respect of, any Recourse Indebtedness, (d) is not a Wholly-Owned Subsidiary of the Company and (e) is controlled by the Company or a Guarantor (or, following the Investment Grade Release, the Company or a Wholly-Owned Subsidiary of the Company that is not a borrower or guarantor of, or otherwise obligated in respect of, any Recourse Indebtedness). For purposes of this definition, a Subsidiary of the Company is “controlled” by a Person if such Person has the right to exercise exclusive control over any disposition, refinancing and operating activity of any Unencumbered Eligible Property owned or ground leased by such Subsidiary (including the making of Restricted Payments on a ratable basis to the owners thereof), without the consent of any other Person (other than (i) the Company or (ii) any Subsidiary of the Company, as long as such Subsidiary does not need the consent of any minority equity holder thereof to consent to any such disposition, refinancing or operating activity (including the making of Restricted Payments on a ratable basis to the owners thereof)).
“Controlled Joint Venture Subsidiary” means, as to any Controlled Joint Venture, a direct Wholly-Owned Subsidiary of such Controlled Joint Venture (the “Specified CJV Subsidiary”) that (a) is organized under the laws of the United States or a state thereof or the District of Columbia (and each Subsidiary of such Controlled Joint Venture that directly or indirectly owns any Equity Interests in the Specified CJV Subsidiary that is also organized under the laws of the United States or a state thereof or the District of Columbia) and (b) is not a borrower or guarantor of, or otherwise obligated in respect of, any Recourse Indebtedness.
“Credit Parties” means, collectively, the Parent, the Company and the Subsidiary Guarantors.
“Credit Party Pro Rata Share” means, with respect to any Controlled Joint Venture, the percentage interest held by the Company and the Guarantors, in the aggregate, in such Controlled Joint Venture determined by calculating the percentage of the Equity Interests of such Controlled Joint Venture owned by the Company and/or one or more Guarantors.
“DBRS” means Morningstar DBRS, if applicable, its successor.
“Debt Rating” means, as of any date of determination, the rating assigned by a Rating Agency to the Parent’s and/or Company’s non-credit enhanced, senior unsecured long-term debt as in effect on such date.
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“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.
“Default Rate” means that rate of interest per annum that is the greater of (i) 2.0% above the rate of interest stated in clause (a) of the first paragraph of the Notes or (ii) 2.0% over the rate of interest publicly announced by JPMorgan Chase Bank, N.A. from time to time at its principal office in New York, New York as its “base” or “prime” rate.
“Direct Owner” means each Subsidiary of the Company that directly owns, or is the ground lessee of, an interest in any Property.
“Disclosure Documents” is defined in Section 5.3.
“Disposed Property” means, as of any date of determination, any Property that was, directly or indirectly, sold or otherwise disposed of to a Person (other than another member of the Consolidated Group) during the then most recently ended period of four consecutive fiscal quarters of the Parent.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of any property by any Person (including any sale and leaseback transaction), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Dividing Person” has the meaning given that term in the definition of “Division”.
“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.
“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person that retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.
“EBITDA” means, with respect to the Consolidated Group for any period, the sum of (a) Net Income for such period, in each case, excluding (without duplication), (i) any nonrecurring or extraordinary gains and losses for such period, (ii) any income or gain and any loss in each case resulting from the early extinguishment of indebtedness during such period and (iii) any net
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income or gain or any loss resulting from a Swap Contract (including by virtue of a termination thereof) during such period, plus (b) an amount which, in the determination of Net Income for such period pursuant to clause (a) above, has been deducted for or in connection with: (i) Interest Expense (plus, amortization of deferred financing costs, to the extent included in the determination of Interest Expense in accordance with GAAP), (ii) income taxes, (iii) depreciation and amortization, (iv) all other non-cash charges and (v) adjustments as a result of the straight lining of rents, all as determined in accordance with GAAP for such period, plus (c) the Consolidated Group Pro Rata Share of the foregoing items attributable to the Consolidated Group’s interests in Unconsolidated Affiliates.
“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval System or any successor SEC electronic filing system for such purposes.
“Eligible Ground Lease” means a ground lease with respect to a Property that has been executed by the Company, a Subsidiary Guarantor (or following the Investment Grade Release, a Wholly-Owned Subsidiary of the Company that is not a borrower or guarantor of, or otherwise obligated in respect of, any Recourse Indebtedness), a Controlled Joint Venture or a Controlled Joint Venture Subsidiary as ground lessee and that at all times satisfies each of the following conditions: (a) such ground lease is in full force and effect, (b) such ground lease has a remaining lease term of at least 30 years at the time such Property becomes an Unencumbered Eligible Property (but in no event shall such ground lease have a remaining term of less than 25 years at any time during which such Property is included as an Unencumbered Eligible Property) (including extension and renewal options, but only to the extent such extension and renewal options are controlled exclusively by the Unencumbered Property Subsidiary that is the ground lessee thereunder), (c) such ground lease permits the Unencumbered Property Subsidiary that is the ground lessee thereunder to grant a Lien on all of its right, title and interest therein in favor of the holders of the Notes (or an agent or trustee on their behalf), to secure the Obligations, without the consent of any Person (other than any consent that has been obtained), (d) no Person party to such ground lease is in default of any of its obligations under such ground lease, (e) such ground lease is not encumbered by any Lien (other than Liens encumbering the ground lessor’s interest in such ground lease) and (f) such ground lease is otherwise acceptable for nonrecourse leasehold mortgage financing under customary prudent lending requirements as reasonably and mutually determined by both the Company and the Required Holders.
“Empire State Building” means the Empire State Building located at 338-350 Fifth Avenue, New York, New York.
“Empire State Observatory” means the Property consisting of the observatory at the Empire State Building.
“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.
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“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
“Equivalent Fee” means, without duplication, (a) in connection with the payment of any fee under the Bank Credit Agreement in connection with any deletion, removal, amendment or modification to the Bank Restricted Payment Covenant, Bank Secured Recourse Indebtedness Covenant or the definitions of “Capitalization Rate” or “Change of Control” in the Bank Credit Agreement, as the case may be, an amount equal to (i) the percentage determined by dividing such fee by the principal amount outstanding under the Bank Credit Agreement multiplied by (ii) the aggregate outstanding principal amount of the Notes, (b) in connection with any increase in the applicable interest rate or interest rate margins with respect to any Indebtedness under the Bank Credit Agreement in connection with any such deletion, removal, amendment or modification described in clause (a), an amount equal to the increase in basis points of such interest rate or interest rate margins under the Bank Credit Agreement, and (c) in connection with the payment of any other type of consideration in connection with any such deletion, removal, amendment or modification described in clause (a), the equivalent of any such consideration as reasonably determined by the Required Holders.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with any Credit Party under Sections 414(b), (c), (m) or (o) of the Code.
“Event of Default” is defined in Section 11.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a holder of Notes or required to be withheld or deducted from a payment to a holder of Notes, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such holder being organized under the laws of, or having its principal office or its office from or through which payments on account of the Notes and the Financing Documents are made located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such holder
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with respect to the Notes held by such holder pursuant to a law in effect on the date on which (i) such holder acquires such interest in the Notes or (ii) such holder changes its principal office or its office from or through which payments on account of the Notes and the other Financing Documents are made, except in each case to the extent that amounts with respect to such Taxes were payable either to such holder’s assignor immediately before such holder became a party hereto or to such holder immediately before it changed its principal office or office from or through which payments on account of the Notes and the other Financing Documents are made, (c) Taxes attributable to such holder’s failure to comply with Section 14.3(d), and (d) any withholding Taxes imposed under FATCA.
“Exculpated Party” is defined in Section 22.8.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Financing Documents” means, collectively, (a) this Agreement, (b) the Notes, and (c) the Guaranty Agreement.
“Fitch” means Fitch, Inc. and any successor thereto.
“Fixed Charge Coverage Ratio” means the ratio as of the last day of any fiscal quarter of the Parent of (i) Adjusted EBITDA as of the last day of such fiscal quarter to (ii) Fixed Charges for such fiscal quarter.
“Fixed Charges” means, for any fiscal quarter of the Parent, an amount equal to the product of (a) the sum, without duplication, of (i) Interest Expense for such fiscal quarter, (ii) scheduled payments of principal on Total Indebtedness made or required be made during such fiscal quarter (excluding any balloon payments payable on maturity of any such Total Indebtedness), (iii) the amount of dividends or distributions paid or required to be paid by any member of the Consolidated Group during such fiscal quarter in respect of its preferred Equity Interests and (iv) the Consolidated Group Pro Rata Share of the foregoing items attributable to the Consolidated Group’s interests in Unconsolidated Affiliates, multiplied by (b) four.
“Form 10-K” is defined in Section 7.1(b).
“Form 10-Q” is defined in Section 7.1(a).
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Funding Instruction Letter” is defined in Section 4.11.
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“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.
“Guarantee” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:
(a)    to purchase such indebtedness or obligation or any property constituting security therefor;
(b)    to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;
(c)    to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or
(d)    otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.
In any computation of the indebtedness or other liabilities of the obligor under any Guarantee, the indebtedness or other obligations that are the subject of such Guarantee shall be assumed to be direct obligations of such obligor. The terms “Guarantees” and “Guaranteed” shall have meanings correlative to the foregoing definition of “Guarantee”.
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“Guarantors” means, collectively, (a) each Subsidiary Guarantor and (b) at any time that the Parent has Guaranteed the Obligations in accordance with Section 9.7(c), the Parent.
“Guaranty Agreement” is defined in Section 4.7.
“Hazardous Materials” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.
“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1, provided, however, that if such Person is a nominee, then for the purposes of Sections 7, 12, 17.2 and 18 and any related definitions in this Schedule A, “holder” shall mean the beneficial owner of such Note whose name and address appears in such register.
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreements and capital maintenance agreements);
(c)    net obligations of such Person under any Swap Contract;
(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);
(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)    capital leases and Synthetic Debt;
(g)    all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other
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Person (other than the payment solely in Equity Interests of such Person), valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and
(h)    any Guarantee of such Person with respect to liabilities of a type described in any of clauses (a) through (g) hereof.
For all purposes hereof: (x) the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person, (y) the amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date and (z) the amount of any capitalized lease as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.
    “Indemnified Tax” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment on any Note or any other payment made pursuant to this Agreement or any other Financing Document by a Credit Party and (b) to the extent not otherwise described in subclause (a) above, all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of or otherwise with respect to, this Agreement or any other Financing Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment of Notes.
“Indirect Owner” means each Subsidiary of the Company that directly or indirectly owns an ownership interest in any Direct Owner.
“INHAM Exemption” is defined in Section 6.2(e).
“Initial Disclosure Documents” is defined in Section 5.3.
“Institutional Accredited Investor” means an institutional accredited investor as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.
“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 10% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.
“Interest Expense” means, for any period, without duplication, total interest expense of the Consolidated Group for such period determined in accordance with GAAP (including interest expense attributable to the Consolidated Group’s ownership interests in Unconsolidated Affiliates and, for the avoidance of doubt, capitalized interest).
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“Investment” means, as to any Person, any direct or indirect (a) investment by such Person, consisting of (i) the purchase or other acquisition of Equity Interests or other securities of another Person or (ii) a loan, advance, other extension of credit or capital contribution to, or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, (b) purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person or (c) purchase, acquisition or other investment in any real property or real property-related assets (including (x) mortgage loans and other real estate-related debt investments and notes receivable, (y) investments in unimproved land holdings and Properties and (z) costs to construct real property assets under development). For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“Investment Grade Release” has the meaning specified in Section 10.19(a) of the Bank Credit Agreement (as in effect on the date hereof).
“Joinder Agreement” is defined in Section 9.7(a).
“Joint Venture Partner” means the Company or any Wholly-Owned Subsidiary of the Company that owns a direct Equity Interest in any Controlled Joint Venture that, or that has a Controlled Joint Venture Subsidiary that, owns or ground leases, directly or indirectly, an Unencumbered Eligible Property.
“Kroll” means Kroll Bond Rating Agency, Inc. or, if applicable, its successor.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, Negative Pledge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
“Make-Whole Amount” is defined in Section 8.6.
“Material” means material in relation to the business, operations, financial condition, assets or properties of the Parent and its Subsidiaries taken as a whole.
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“Material Adverse Effect” means a material adverse effect on (a) the business, operations, financial condition, assets or properties of the Parent and its Subsidiaries taken as a whole, (b) the ability of the Parent or the Company to perform its obligations under any Financing Document to which it is a party, (c) the ability of any Guarantor to perform its obligations under the Guaranty Agreement, (d) the validity or enforceability of any Financing Document or (e) the rights and remedies of the holders of the Notes under any Financing Document.
“Material Credit Facility” means, as to the Parent and its Subsidiaries,
(a)    the Bank Credit Agreement and any other credit agreement, loan agreement, working capital facility agreement or other similar agreement entered into on or after the date of this Agreement which constitutes the primary working capital facility of the Parent and the Subsidiaries;
(b)    the 2015 Note Purchase Agreement;
(c)    the 2017 Note Purchase Agreement;
(d)    the 2020 Note Purchase Agreement;
(e)    the 2024 Note Purchase Agreement;
(f)    the 2025 Note Purchase Agreement;
(g)    any other note purchase agreement, private shelf agreement or other similar agreement entered into on or after the date of this Agreement in connection with any institutional private placement financing transaction providing for the issuance and sale of debt Securities by the Parent or any Subsidiary to one or more other Institutional Investors; and
(h)    any other agreement(s) or any two or more agreements forming part of a common interrelated financing or other transaction creating or evidencing indebtedness for borrowed money entered into on or after the date hereof by the Parent or any Subsidiary, or in respect of which the Parent or any Subsidiary is an obligor or otherwise provides a guarantee or other credit support (“Credit Facility”), in a principal amount outstanding or available for borrowing equal to or greater than $100,000,000 (or the equivalent of such amount in the relevant currency of payment, determined as of the date of the closing of such facility based on the exchange rate of such other currency).
For the avoidance of doubt, no mortgage, deed of trust, deed to secure debt or other document or instrument which secures solely Nonrecourse Indebtedness and creates a Lien solely on Property and/or interests in Property shall constitute a “Material Credit Facility” for purposes hereof.
“Maturity Date” is defined in the first paragraph of each Note.
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“Minimum Occupancy Condition” means, at any time and with respect to any Unencumbered Eligible Property (excluding for this purpose the Empire State Building), that the Occupancy Rate for such Property is not less than seventy five percent (75%).
“Minimum Property Condition” means, at any time, that (a) there are at least four (4) Unencumbered Eligible Properties included in the calculation of Unencumbered Asset Value, and (b) at all times, two of the Unencumbered Eligible Properties included in the calculation of Unencumbered Asset Value are the Empire State Building and Empire State Observatory.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA).
“NAIC” means the National Association of Insurance Commissioners or any successor thereto.
“Negative Pledge” means a provision of any agreement (other than this Agreement) that restricts or prohibits the creation of any Lien on any assets of a Person. For the avoidance of doubt, a “no negative pledge” provision in an agreement that is not, taken as a whole, materially more restrictive than the provisions of Section 10.9 shall not constitute a “Negative Pledge” for purposes hereof.
“Net Cash Proceeds” means, with respect to any issuance and sale by the Parent of any its Equity Interests, the excess of (a) the sum of the cash and Cash Equivalents received by the Parent in connection with such issuance and sale, less (b) underwriting discounts and commissions, and other reasonable out-of-pocket expenses (including the reasonable fees and disbursements of counsel), incurred by the Parent in connection with such issuance, other than any such amounts paid or payable to an Affiliate of the Parent.
“Net Debt Provision” means:
(a)For purposes of calculating the Maximum Leverage Ratio pursuant to Section 10.11(a) hereof or any corresponding financial covenant set forth in any Material Credit Facility, a provision providing that (i) Total Indebtedness shall be adjusted by deducting therefrom the aggregate amount of Unrestricted Cash to the extent available for the repayment of Total Indebtedness in excess of $35,000,000 to the extent that there is an equivalent amount of funded Indebtedness included in Total Indebtedness that matures within 24 months from the applicable date of the calculation (the “24 Month Maturities Cap – Total Indebtedness”) and (ii) Total Asset Value shall be adjusted by deducting therefrom the amount by which Total Indebtedness is adjusted pursuant to clause (i) above.
(b)For purposes of calculating the Maximum Unsecured Leverage Ratio pursuant to Section 10.11(f) hereof or any corresponding financial covenant set forth in any Material Credit Facility, a provision providing that, (i) Total Unsecured Indebtedness shall be adjusted by deducting therefrom the aggregate amount of Unrestricted Cash to the extent available for the repayment of Total Unsecured Indebtedness in excess of $35,000,000 to the extent that there is an equivalent amount of funded Indebtedness included in Total Unsecured Indebtedness that matures within 24 months from the applicable date of the calculation (the “24 Month Maturities
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Cap – Total Unsecured Indebtedness”) and (ii) Unencumbered Asset Value shall be adjusted by deducting therefrom the amount by which Total Unsecured Indebtedness is adjusted pursuant to clause (i) above.
“Net Income” means, for any period, the net income (or loss) of the Consolidated Group for such period; provided, however, that Net Income shall exclude (a) extraordinary gains and extraordinary losses for such period, (b) the net income of any Subsidiary of the Parent during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary during such period, except that the Parent’s equity in any net loss of any such Subsidiary for such period shall be included in determining Net Income, and (c) any income (or loss) for such period of any Person if such Person is not a Subsidiary of the Parent, except that the Parent’s equity in the net income of any such Person for such period shall be included in Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Parent or a Subsidiary thereof as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary of the Parent, such Subsidiary is not precluded from further distributing such amount to the Parent as described in clause (b) of this proviso).
“Net Operating Income” means, with respect to any Property for any period, an amount equal to (a) the aggregate gross revenues of the Consolidated Group derived from the operation of such Property during such period, minus (b) the sum of all expenses and other proper charges incurred in connection with the operation of such Property during such period (including accruals for real estate taxes and insurance and any management fees paid in cash, but excluding debt service charges, income taxes, depreciation, amortization and other non-cash expenses), which expenses and accruals shall be calculated in accordance with GAAP.
“Newly-Acquired Property” means, as of any date of determination, any Property acquired by any member of the Consolidated Group from any Person (other than a member of the Consolidated Group) during the then most recently ended four consecutive fiscal quarter period of the Parent.
“Nonrecourse Indebtedness” means, with respect to a Person, (a) Indebtedness, or a Guarantee of Indebtedness, in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to nonrecourse liability) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness or Guarantee, (b) if such Person is a Single Asset Entity, any Indebtedness of such Person (other than Indebtedness described in the immediately following clause (c)), or (c) if such Person is a Single Asset Holding Company, any Indebtedness (“Holdco Indebtedness”) of such Single Asset Holding Company resulting from a Guarantee of, or Lien securing, Indebtedness of a Single Asset Entity that is a Subsidiary of such Single Asset Holding Company, so long as, in each case, either (i) recourse for payment of such Holdco Indebtedness (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to nonrecourse liability) is contractually limited to the Equity Interests held by such Single Asset
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Holding Company in such Single Asset Entity or (ii) such Single Asset Holding Company has no assets other than Equity Interests in such Single Asset Entity and cash and other assets of nominal value incidental to the ownership of such Single Asset Entity.
“Note Rating” means the debt rating of the Notes as determined from time to time by any Acceptable Note Rating Agency.
“Notes” is defined in Section 1.
“Obligations” means (a) all debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Financing Document or otherwise with respect to the Notes, including, without limitation, the principal amount of all debts, claims and indebtedness, accrued and unpaid interest, any applicable prepayment premium, Make-Whole Amount or other premium payable pursuant to the terms of the Financing Documents and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and/or from time to time hereafter owing, due or payable, and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof pursuant to any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“Observatory EBITDA” means, for any period, the portion of EBITDA of the Consolidated Group for such period that is derived from operation of the Empire State Observatory.
“Occupancy Rate” means, for any Property, the percentage of the net rentable area (determined on a square feet basis) of such Property leased by bona fide tenants of such Property (excluding tenants that have vacated the Property on a permanent basis and have not sublet same to a bona fide subtenant) pursuant to bona fide tenant leases (or subleases), in each case, which tenants (or subtenants) are not more than sixty days past due in the payment of all rent payments due under such leases (or subleases).
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.
“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Parent (on the Parent’s own behalf or on behalf of the Company), as applicable, whose responsibilities extend to the subject matter of such certificate.
Schedule A - 19

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability company agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to any holder of Notes, Taxes imposed as a result of a present or former connection between such holder and the jurisdiction imposing such Tax (other than connections arising from such holder having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Financing Document, or sold or assigned an interest in any Note or Financing Document).
“Pari Passu Obligations” means Unsecured Indebtedness (exclusive of (a) the Obligations and (b) Recourse Indebtedness which constitutes Unsecured Indebtedness solely by virtue of the second sentence of the definition of “Unsecured Indebtedness”) of the Company or any Guarantor owing to Persons that are not members of the Consolidated Group.
“Parent” is defined in the introductory paragraph hereof.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.
“Permitted Equity Encumbrances” means:
(a)    Permitted Judgment Liens;
(b)    Liens for Taxes which are (i) immaterial to the Parent and its Subsidiaries, taken as a whole, (ii) not overdue for a period of more than sixty (60) days or (iii) being contested in good faith and by appropriate actions or proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP; and
(c)    Permitted Pari Passu Encumbrances.
“Permitted Judgment Liens” means Liens securing judgments for the payment of money not constituting an Event of Default under Section 11(i) (solely to the extent the aggregate amount of the judgments secured by such Liens encumbering (x) Unencumbered Eligible Properties (and the income therefrom and proceeds thereof) and/or (y) the Equity Interests of any Unencumbered Property Subsidiary (and the income therefrom and proceeds thereof), does not exceed $10,000,000).
Schedule A - 20

“Permitted Pari Passu Encumbrances” means encumbrances that are contained in documentation evidencing or governing Pari Passu Obligations which encumbrances are the result of (i) limitations on the ability of the Parent or any Subsidiary thereof to transfer property to the Company or any Guarantor which limitations are not, taken as a whole, materially more restrictive than those contained in this Agreement or (ii) any requirement that Pari Passu Obligations be secured on an “equal and ratable basis” to the extent that the Obligations are secured.
“Permitted Property Encumbrances” means:
(a)    Permitted Judgment Liens;
(b)    easements, rights-of-way, sewers, electric lines, telegraph and telephone lines, restrictions (including zoning restrictions), encroachments, protrusions and other similar encumbrances affecting real property which (i) to the extent existing with respect to an Unencumbered Eligible Property, do not materially interfere with the ordinary conduct of the business of the applicable Person or (ii) to the extent existing with respect to a Property that is not an Unencumbered Eligible Property, could not reasonably be expected to have a Material Adverse Effect;
(c)    carriers’, warehouseman’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than sixty (60) days or are being contested in good faith and by appropriate actions or proceedings diligently conducted (which actions or proceedings have the effect of preventing the forfeiture or sale of the property of assets subject to any such Lien), if adequate reserves with respect thereto are maintained on the books of the applicable Person;
(d)    any interest or right of a lessee of a Property under leases entered into in the ordinary course of business of the applicable lessor;
(e)    Permitted Pari Passu Encumbrances; and
(f)    rights of lessors under Eligible Ground Leases.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.
“Placement Agents” is defined in Section 4.13.
“Plan” means an “employee benefit plan” (as defined in Section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by any Credit Party or any ERISA Affiliate or with respect to which any Credit Party could be reasonably expected to have any liability.
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“Private Rating Letter” means a letter issued by any Acceptable Note Rating Agency in connection with any private debt rating for the Notes, which (a) sets forth the Note Rating for the Notes, (b) refers to the Private Placement Number issued by the PPN CUSIP Unit of CUSIP Global Services in respect of the Notes, (c) addresses the likelihood of payment of both principal and interest on the Notes (which requirement shall be deemed satisfied if either (x) such letter includes confirmation that the rating reflects the Acceptable Note Rating Agency’s assessment of the Company’s ability to make timely payment of principal and interest on the Notes or a similar statement or (y) such letter is silent as to the Acceptable Note Rating Agency’s assessment of the likelihood of payment of both principal and interest and does not include any indication to the contrary), and (d) shall not be subject to confidentiality provisions or other restrictions which would prevent or limit the letter from being shared with the SVO or any other Governmental Authority (limited to the government of the United States, the United Kingdom and the European Union) having jurisdiction over any holder of any Notes. In addition, the Company shall use commercially reasonable efforts to cause the Acceptable Note Rating Agency to include in such Private Rating Letter such additional information describing the relevant terms of the Notes as may be required from time to time by the SVO or any other regulatory authority (limited to the government of the United States, the United Kingdom and the European Union) having jurisdiction over any holder of any Notes.
“Private Rating Rationale Report” means, with respect to any Private Rating Letter, a report issued by the Acceptable Note Rating Agency in connection with such Private Rating Letter setting forth an analytical review of the Notes explaining the transaction structure, methodology relied upon, and, as appropriate, analysis of the credit, legal, and operational risks and mitigants supporting the assigned Private Rating for the Notes, in each case, on the letterhead of the Acceptable Note Rating Agency or its controlled website. Such report shall not be subject to confidentiality provisions or other restrictions which would prevent or limit the report from being shared with the SVO or any other regulatory authority (limited to the government of the United States, the United Kingdom and the European Union) having jurisdiction over any holder of any Notes.
“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.
“Property” means any Real Property which is owned or ground leased, directly or indirectly, by the Company or a Subsidiary thereof.
“Proposed Real Estate” means, at any time, (a) any Property, (b) any Real Property that the Company or a Wholly-Owned Subsidiary of the Company plans to acquire or lease or (c) any Real Property owned or ground leased by a Person that the Company or a Wholly-Owned Subsidiary of the Company plans to acquire, in each such case that satisfies (or, upon the acquisition or leasing thereof or upon the acquisition of the owner or lessee thereof, would satisfy) all of the Unencumbered Property Criteria, except for clause (a) and/or clause (b) of the definition thereof.
“Proposed Unencumbered Property Subsidiary” is defined in Section 9.8(b).
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“PTE” is defined in Section 6.2(a).
“Purchaser” or “Purchasers” means each of the purchasers that has executed and delivered this Agreement to the Company and such Purchaser’s successors and assigns (so long as any such assignment complies with Section 13.2), provided, however, that any Purchaser of a Note that ceases to be the registered holder or a beneficial owner (through a nominee) of such Note as the result of a transfer thereof pursuant to Section 13.2 shall cease to be included within the meaning of “Purchaser” of such Note for the purposes of this Agreement upon such transfer.
“QPAM Exemption” is defined in Section 6.2(d).
“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(l) under the Securities Act.
“Rating Agency” means any of S&P, Moody’s or Fitch.
“Real Property” means, with respect to any Person, all of the right, title, and interest of such Person in and to land, improvements, and fixtures.
“Recourse Indebtedness” means, with respect to any Person, Indebtedness of such Person other than Nonrecourse Indebtedness of such Person and Indebtedness under the Financing Documents.
“REIT” means any Person that qualifies as a real estate investment trust under Sections 856 through 860 of the Code.
“Related Fund” means, with respect to any holder of any Note, any fund or entity that (i) invests in Securities or bank loans, and (ii) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.
“Required Holders” means at any time (a) prior to the Closing, the Purchasers, and (b) on or after the Closing, the holders of at least 51% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Parent, the Company or any of their respective Affiliates).
“Responsible Officer” means any Senior Financial Officer and any other officer of the Company or the Parent, as applicable, with responsibility for the administration of the relevant portion of this Agreement.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any Subsidiary thereof, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Person thereof).
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“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor thereto.
“Schedule 5.3 Disclosure Documents” is defined in Section 5.3.
“SEC” means the Securities and Exchange Commission of the United States, or any successor thereto.
“Secured Indebtedness” means, with respect to any Person, all Indebtedness of such Person that is secured by a Lien.
“Secured Recourse Indebtedness” means, with respect to any Person, all Recourse Indebtedness of such Person that is secured by a Lien.
“Securities” or “Security” shall have the meaning specified in section 2(a)(1) of the Securities Act.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute, and the rules and regulations promulgated thereunder from time to time in effect.
“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute, and the rules and regulations promulgated thereunder from time to time in effect.
“Self- Insurance” is defined in Section 9.2.
“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company or the Parent, as applicable.
“Significant Subsidiary” means, at any time, (a) each Unencumbered Property Subsidiary, (b) each Subsidiary of the Parent (other than an Unencumbered Property Subsidiary) which represents (i) 10.0% or more of EBITDA of the Parent and its Subsidiaries, (ii) 10.0% or more of consolidated total assets of the Parent and its Subsidiaries or (iii) 10.0% or more of consolidated total revenues of the Parent and its Subsidiaries, in each case as determined at the end of the then most recently ended fiscal quarter of the Parent based on the financial statements of the Parent delivered to the holders of Notes pursuant to Sections 7.1(a) or (b) for such fiscal quarter or fiscal year, as applicable, and (c) any Subsidiary of the Parent (other than an Unencumbered Property Subsidiary) which, when aggregated with all other Subsidiaries of the Parent that are not otherwise Significant Subsidiaries, would constitute a Significant Subsidiary under clause (b) of this definition.
“Single Asset Entity” means a Person (other than an individual) that (a) owns only a single Property and/or cash and other assets of nominal value incidental to such Person’s ownership of such Property; (b) is engaged only in the business of owning, developing and/or leasing such Property; and (c) receives substantially all of its gross revenues from such Property. In addition, if the assets of a Person consist solely of (i) Equity Interests in one or more other
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Single Asset Entities and (ii) cash and other assets of nominal value incidental to such Person’s ownership of the other Single Asset Entities, such Person shall also be deemed to be a Single Asset Entity for purposes of this Agreement (such an entity, a “Single Asset Holding Company”).
“Single Asset Holding Company” has the meaning given that term in the definition of Single Asset Entity.
“Solvent” means, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Source” is defined in Section 6.2.
“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent. For the avoidance of doubt, the Company shall be deemed a Subsidiary of the Parent so long as the management of the Company is controlled, directly, or indirectly through one or more intermediaries, or both, by the Parent.
“Subsidiary Guarantor” means each Subsidiary of the Parent (other than the Company) that has executed and delivered the Guaranty Agreement or a Joinder Agreement thereto unless and until such Subsidiary is discharged from all of its obligations and liabilities under the Guaranty Agreement pursuant to Section 9.7(b) hereof.
“Substitute Purchaser” is defined in Section 21.
Schedule A - 25

“Super-Majority Holders” means (a) prior to the Closing, the Purchasers, and (b) on or after the Closing, the holders of at least 66-2/3% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Parent, the Company or any of their respective Affiliates).
“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to- market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.
“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, liabilities and obligations of such Person in respect of “off-balance sheet arrangements” (as defined in Item 303(a)(4)(H) of Regulation S-K promulgated under the Securities Act) which such Person would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the report on Form 10-Q or Form 10-K (or their equivalents) to be filed with the SEC.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Tax Protection Agreement” means, collectively, (a) that certain Tax Protection Agreement, dated as of October 7, 2013 among the Parent, the Company, and the other parties named therein and (b) that certain Stockholders Agreement, dated as of August 23, 2016 among
Schedule A - 26

Parent, Q REIT Holding LLC, and the other parties named therein (and specifically, the tax related provisions in Article 6 thereof).
“Third Party Insurance Companies” is defined in Section 9.2.
“Threshold Amount” means (a) with respect to Recourse Indebtedness of any Person, $50,000,000, (b) with respect to Nonrecourse Indebtedness of any Person, $150,000,000 and (c) with respect to the Swap Termination Value owed by any Person, $50,000,000.
“Total Asset Value” means, with respect to the Consolidated Group at any time, the sum (without duplication) of the following:
(a)    an amount equal to (i) Net Operating Income derived from each Property (other than the Empire State Observatory, each Disposed Property, each Newly-Acquired Property, each unimproved land holding and each Property under development (i.e., construction-in-progress)) owned by a Consolidated Party for the then most recently ended fiscal quarter of the Parent, multiplied by four, divided by (ii) the applicable Capitalization Rate for each such Property;
(b)    an amount equal to (i) the Net Operating Income derived by any Consolidated Party from its operation of the Empire State Observatory (to the extent the Empire State Observatory is not a Disposed Property at such time) for the then most recently ended period of four consecutive fiscal quarters of the Parent, divided by (ii) the applicable Capitalization Rate;
(c)    the aggregate acquisition costs of all Newly-Acquired Properties at such time;
(d)    the aggregate book value of all unimproved land holdings, Investments in respect of costs to construct Properties (i.e., construction-in-progress), Properties under development, commercial mortgage loans, commercial real estate-related mezzanine loans and commercial real estate-related notes receivable, in each case owned by a Consolidated Party at such time;
(e)    the Consolidated Group’s pro rata share of the foregoing items and components thereof attributable to interests in Unconsolidated Affiliates; and
(f)    Unrestricted Cash at such time;
provided, that notwithstanding the foregoing, for purposes of calculating Total Asset Value at any time:
(i)    assets disposed of during the fiscal quarter ended on any date of determination of Total Asset Value (or if such date is not the last day of a fiscal quarter, the fiscal quarter then most recently ended) shall not be included in the calculation of Total Asset Value as of such time;
Schedule A - 27

(ii)    not more than five percent (5%) of the Total Asset Value at any time may be attributable to unimproved land holdings, with any excess over the foregoing limit being excluded from Total Asset Value;
(iii)    not more than ten percent (10%) of the Total Asset Value at any time may be attributable to commercial mortgage loans, commercial real estate-related mezzanine loans and commercial real estate-related notes receivable, with any excess over the foregoing limit being excluded from Total Asset Value;
(iv)    not more than twenty percent (20%) of the Total Asset Value at any time may be attributable to costs to construct real property assets (i.e., construction-in-progress) and real property assets under development, with any excess over the foregoing limit being excluded from Total Asset Value;
(v)    not more than fifteen percent (15%) of the Total Asset Value at any time may be attributable to Investments in Unconsolidated Affiliates, with any excess over the foregoing limit being excluded from Total Asset Value; and
(vi)    not more than thirty percent (30%) of the Total Asset Value at any time may be attributable to assets described in clauses (ii) through (v) above, with any excess over the foregoing limit being excluded from Total Asset Value.
“Total Indebtedness” means, as at any date of determination, the sum of (i) the aggregate amount of all Indebtedness of the Consolidated Group determined on a consolidated basis and (ii) the Consolidated Group Pro Rata Share of Indebtedness of Unconsolidated Affiliates, in each case on such date.
“Total Secured Indebtedness” means, as at any date of determination, the sum of (i) the aggregate amount of all Secured Indebtedness of the Consolidated Group determined on a consolidated basis and (ii) the Consolidated Group Pro Rata Share of Secured Indebtedness of Unconsolidated Affiliates, in each case on such date.
“Total Unsecured Indebtedness” means, as at any date of determination, the sum of (a) all Unsecured Indebtedness of the Consolidated Group determined on a consolidated basis and (b) the Consolidated Group Pro Rata Share of Unsecured Indebtedness of Unconsolidated Affiliates, in each case on such date.
“Unconsolidated Affiliate” means, at any date, any Person (a) in which the Consolidated Group, directly or indirectly, holds an Equity Interest, which investment is accounted for in the consolidated financial statements of the Consolidated Group on an equity basis of accounting and (b) whose financial results are not consolidated with the financial results of the Consolidated Group under GAAP.
“Unencumbered Asset Value” means, at any time, the sum of (a) the aggregate Unencumbered Property Value for all Unencumbered Eligible Properties plus (b) the aggregate book value of Investments in respect of costs to construct Properties (i.e., construction-in-
Schedule A - 28

progress) and real property assets under development, plus (c) the aggregate book value of commercial mortgage loans that are Wholly-Owned by the Company or a Wholly-Owned Subsidiary thereof, plus (d) Unrestricted Cash, in each case at such time; provided, that notwithstanding the foregoing, for purposes of determining Unencumbered Asset Value at any time (x) the portion of Unencumbered Asset Value attributable to Investments in respect of costs to construct Properties (i.e., construction-in-progress), real property assets under development and commercial mortgage loans in excess of fifteen percent (15%) of Unencumbered Asset Value at such time shall be disregarded and (y) the Unencumbered Asset Value attributable to all Unencumbered Eligible Properties that are owned, or ground leased pursuant to an Eligible Ground Lease, by a Controlled Joint Venture or Controlled Joint Venture Subsidiary, in excess of twenty percent (20%) of Unencumbered Asset Value at such time shall be disregarded.
“Unencumbered Eligible Property” has the meaning specified in the definition of Unencumbered Property Criteria. For the avoidance of doubt, Properties listed on Schedule 2 shall each be considered an Unencumbered Eligible Property on the date hereof.
“Unencumbered Interest Coverage Ratio” means, as of the last day of any fiscal quarter of the Parent, the ratio of (i) the sum of (x) the aggregate Unencumbered NOI with respect to all Unencumbered Eligible Properties (other than for the Empire State Observatory) for such fiscal quarter plus (y) with respect to the Empire State Observatory (for so long it is an Unencumbered Eligible Property), the aggregate Unencumbered NOI with respect to such Unencumbered Eligible Property for the most recently ended period of four fiscal quarters of the Parent divided by four, to (ii) the portion of Interest Expense for such fiscal quarter that is attributable to Unsecured Indebtedness.
“Unencumbered NOI” means, as of the last day of any period, the aggregate Net Operating Income for such period attributable to all Unencumbered Eligible Properties owned or ground leased pursuant to an Eligible Ground Lease during such period; provided, that in determining the Unencumbered NOI for any period attributable to an Unencumbered Eligible Property that is owned by or ground leased to a Controlled Joint Venture or a Controlled Joint Venture Subsidiary, the Net Operating Income of such Unencumbered Eligible Property shall, for such period, be deemed to be the Credit Party Pro Rata Share of such Net Operating Income.
“Unencumbered Property Criteria” means, in order for any Property (for the avoidance of doubt, including the Empire State Observatory) to be included as an Unencumbered Eligible Property it must meet and continue to satisfy each of the following criteria (each such Property that meets such criteria being referred to as an “Unencumbered Eligible Property”):
(a)    The Property is primarily an office and/or retail property or a multifamily property.
(b)    The Property is Wholly-Owned in fee simple directly by, or is ground leased pursuant to an Eligible Ground Lease directly to a Person that is organized in a state within the United States of America or in the District of Columbia and is (i) the Company, (ii) a Guarantor, (iii) following the Investment Grade Release, a Wholly- Owned Subsidiary of the Company that is not a borrower or guarantor of, or otherwise
Schedule A - 29

obligated in respect of, any Recourse Indebtedness unless it is a Guarantor, (iv) a Controlled Joint Venture or (v) a Controlled Joint Venture Subsidiary.
(c)    Each Indirect Owner with respect to the Property must be a Wholly- Owned Subsidiary of the Company that is organized in a state within the United States of America or in the District of Columbia and either (i) be a Guarantor or (ii) following the Investment Grade Release, is not a borrower or guarantor of, or otherwise obligated in respect of, any Recourse Indebtedness unless it is a Guarantor; provided, that if the Property is owned directly by a Controlled Joint Venture Subsidiary, the immediate parent of such Controlled Joint Venture Subsidiary must be a Controlled Joint Venture.
(d)    The Property must be located in a state within the United States of America or in the District of Columbia.
(e)    If such Property is owned directly by (or, if applicable, ground leased pursuant to an Eligible Ground Lease directly to) a Wholly-Owned Subsidiary of the Company, then the Company must own, directly or indirectly, one hundred percent (100%) of the issued and outstanding Equity Interests of such Subsidiary, free and clear of any Lien (including, without limitation, any restriction contained in the organizational documents of any such Subsidiary that limits the ability to create a Lien thereon as security for indebtedness) other than Permitted Equity Encumbrances.
(f)    If such Property is owned directly by (or, if applicable, ground leased pursuant to an Eligible Ground Lease directly to) a Controlled Joint Venture or Controlled Joint Venture Subsidiary, then all of the Equity Interests in such Controlled Joint Venture owned by the applicable Joint Venture Partner(s) and, if applicable, all of the Equity Interests in such Controlled Joint Venture Subsidiary owned by the applicable Controlled Joint Venture, will be free and clear of all Liens other than any Permitted Equity Encumbrances.
(g)    The Property is not subject to any ground lease (other than an Eligible Ground Lease), Lien or any restriction on the ability of the Company, any Unencumbered Property Subsidiary, Controlled Joint Venture or Controlled Joint Venture Subsidiary with respect to such Property to transfer or encumber such property or income therefrom or proceeds thereof, other than Permitted Property Encumbrances.
(h)    The Property does not have any title, environmental, structural, or other defects that would prevent the use of such Property in accordance with its intended purpose and shall not be subject to any condemnation or similar proceeding.
(i)    No Unencumbered Property Subsidiary, Controlled Joint Venture or Controlled Joint Venture Subsidiary with respect to such Property shall be subject to any proceedings under any Debtor Relief Law.
(j)    If such Property is primarily an office and/or retail property, the Minimum Occupancy Condition is satisfied with respect to such Property; provided, that such
Schedule A - 30

Property may be considered an Unencumbered Eligible Property notwithstanding its failure to satisfy the Minimum Occupancy Condition, so long as the failure to satisfy the Minimum Occupancy Condition is cured and ceases to exist within forty-five (45) days following the occurrence thereof.
(k)    No Unencumbered Property Subsidiary, Controlled Joint Venture or Controlled Joint Venture Subsidiary with respect to such Property shall incur or otherwise be liable for any Indebtedness other than (i) Nonrecourse Indebtedness, (ii) Indebtedness under this Agreement and the Notes and (iii) if such Person is a Guarantor, Recourse Indebtedness.
“Unencumbered Property Subsidiary” means each direct and indirect Wholly-Owned Subsidiary of the Company that is the Direct Owner or an Indirect Owner of all or a portion of an Unencumbered Eligible Property.
“Unencumbered Property Value” means, as of any date of determination, (a) with respect to each Unencumbered Eligible Property other than the Empire State Observatory, (i) if such Unencumbered Eligible Property has been owned or ground leased pursuant to an Eligible Ground Lease for the period of four full fiscal quarters most recently ended on or prior to such date of determination, an amount equal to (x) the Adjusted Unencumbered NOI from such Unencumbered Eligible Property for the then most recently ended fiscal quarter of the Parent, multiplied by four, divided by (y) the Capitalization Rate with respect to such Unencumbered Eligible Property and (ii) if such Unencumbered Eligible Property has not been owned or ground leased pursuant to an Eligible Ground Lease for the period of four full fiscal quarters most recently ended on or prior to such date of determination, an amount equal to the acquisition cost of such Unencumbered Eligible Property (provided that with respect to any such Unencumbered Eligible Property that is owned by or ground leased to a Controlled Joint Venture or a Controlled Joint Venture Subsidiary, only the Credit Party Pro Rata Share of such acquisition cost shall be included in the calculation of Unencumbered Asset Value) and (b) with respect to the Empire State Observatory (for so long it is an Unencumbered Eligible Property), an amount equal to (i) the Adjusted Unencumbered NOI from such Unencumbered Eligible Property for the period of four full fiscal quarters most recently ended on or prior to such date of determination, divided by (ii) the applicable Capitalization Rate.
“Unrestricted Cash” means, at any time, (a) the aggregate amount of cash and Cash Equivalents of the Company and its Subsidiaries at such time that are not subject to any pledge, Lien or control agreement (excluding statutory Liens in favor of any depositary bank where such cash and Cash Equivalents are maintained), minus (b) amounts included in the foregoing clause (a) that are held by a Person other than the Company or any of its Subsidiaries as a deposit or security for Contractual Obligations.
“Unsecured Indebtedness” means, with respect to any Person, all Indebtedness of such Person that is not Secured Indebtedness. Notwithstanding the foregoing, Unsecured Indebtedness shall include Recourse Indebtedness that is secured solely by ownership interests in another Person that owns a Property which is encumbered by a mortgage securing Indebtedness.
Schedule A - 31

“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.
“Wholly-Owned” means, with respect to the ownership by any Person of any Property, that one hundred percent (100%) of the title to such Property is held in fee directly or indirectly by, or one hundred percent (100%) of such Property is ground leased pursuant to an Eligible Ground Lease directly or indirectly by, such Person.
“Wholly-Owned Subsidiary” means, as to any Person, (a) any corporation 100% of whose Equity Interests (other than directors’ qualifying shares) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (b) any partnership, association, joint venture, limited liability company or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person have a 100% equity interest at such time. For purposes hereof, so long as the Company remains a Subsidiary of the Parent, the Company and its Wholly-Owned Subsidiaries shall be deemed to be Wholly-Owned Subsidiaries of the Parent.
Schedule A - 32

Schedule 1
Form of Note
THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT AND WITHOUT A VIEW TO DISTRIBUTION AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”), OR UNDER STATE SECURITIES LAWS. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THIS NOTE OR ANY INTEREST OR PARTICIPATION HEREIN MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS.
EMPIRE STATE REALTY OP, L.P.
5.99% SERIES M SENIOR NOTE DUE JULY 15, 2032
No. RM-[_____]    [Date]
$[_______]    PPN: 292102 E*7
For Value Received, the undersigned, EMPIRE STATE REALTY OP, L.P. (herein called the “Company”), a limited partnership organized and existing under the laws of the State of Delaware, hereby promises to pay to [_________], or registered assigns, the principal sum of [_____________] DOLLARS (or so much thereof as shall not have been prepaid) on July 15, 2032 (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 5.99% per annum from the date hereof, payable semiannually, on the 15th day of January and July in each year, commencing with the January 15th or July 15th next succeeding the date of this Note, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, (x) on any overdue payment of interest and (y) during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the Default Rate, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).
Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the main office of JPMorgan Chase Bank in New York City, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.
This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated April 15, 2026 (as amended, restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”), between the Company, Empire State Realty Trust, Inc. and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note
Schedule 1- 1

Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.
This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.
This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.
If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.
This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.
EMPIRE STATE REALTY OP, L.P.
By: Empire State Realty Trust, Inc., its general partner
By:
Name:
Title:
Schedule 1- 2

Schedule 2
Unencumbered Eligible Property

Schedule 2- 1

Schedule 4.4(a)

Matters To Be Covered in
Opinion of Special Counsel to the Credit Parties

Schedule 4.4(a) - 1

Schedule 4.7
Form of Guaranty Agreement
See Attached
Schedule 4.4(a) - 2

Schedule 5.3
Disclosure Materials

Schedule 5.3 - 1

Schedule 5.4

Subsidiaries of the Parent and Ownership of Subsidiary Stock

Schedule 5.4 - 1

Schedule 5.5
Financial Statements

Schedule 5.5 - 1

Schedule 5.15
Existing Indebtedness
See attached.
Schedule 5.15 - 1

Schedule 7.2
Form Of Compliance Certificate
(Attached)
Schedule 7.2 - 1

Schedule B
Information Relating To Purchasers

Schedule 7.2 - 2